UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

HECLA MINING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hecla Mining Company
2018 Annual Meeting of Shareholders
May 24, 2018

TH540

2018 PROXY STATEMENT

A MESSAGE FROM OUR
INDEPENDENT CHAIRMAN

The Board engages in active discussion and oversight of the strategy behind Hecla’s actions, including the process of capturing opportunities and leading with innovation while balancing possible risks with returns for our shareholders.

Ted Crumley,
Chairman

Dear Fellow Shareholder:
It is the responsibility of the Board to maintain sound corporate governance practices and to oversee Hecla’s strategic and operational activities in a manner that protects and creates long-term shareholder value. The Board is committed to fulfilling these duties and to keeping the interests of our shareholders and employees at the center of our priorities.

Corporate Strategy
Hecla’s Board operates under the premise that we are elected by you, the shareholders, to oversee the long-term success of our Company. Our Board engages in active discussion and oversight of the strategy behind Hecla’s actions, including the process of capturing opportunities and leading with innovation while balancing possible risks with returns for our shareholders. The Company has made progress seeking opportunities in areas such as autonomous machines, sustainability, and environmental stewardship. We oversee and evaluate a very capable management team that is focused on the growth of the Company.

Shareholder Outreach
As always, a priority for this Board is listening to the views of our shareholders and considering them as we make decisions in the boardroom. We accomplish this through ongoing outreach and engagement with our shareholders. Due to our shareholder outreach program over the years, in 2017, we achieved a 96% favorable vote from our shareholders on our executive compensation program. In the fall of 2017, we engaged with shareholders on a variety of topics, including governance and environmental and social issues. Based on the insights of our shareholders, we have enhanced disclosures regarding our practices with respect to Board oversight, director orientation and education, as well as our sustainability efforts and giving back to the communities where we operate.

Leadership in Corporate Responsibility and Sustainability
The Board believes Hecla’s focus on corporate responsibility creates value for the Company and our shareholders; identifying ways for technology and expertise to benefit the environment and society, while also helping mitigate risks, reduce costs, protecting employees, and identifying new opportunities in innovation. Our approach is built on a strong foundation of ethics, governance, and transparency, and a commitment to driving improvements in environmental sustainability and social impact.

Governance
The Board, directly and through its Corporate Governance and Directors Nominating Committee (“Governance Committee”), seeks to maintain corporate governance practices that are aligned with our strategic, financial and operational goals. We do this by conducting processes at least annually to evaluate, optimize and update governance and practice guidelines. Recently, the Board updated our Code of Business Conduct and Ethics to include issues such as harassment, computer and information systems and social media, among others.

Board Composition and Refreshment
Shareholders continue to express a genuine and legitimate interest in finding effective ways to ensure that

2018 Proxy Statement i

boards of directors are comprised of the right people, with the right skills and qualifications, to effectively represent their interests. The issue of Board composition and refreshment is a priority of our shareholders, and we agree that refreshing the Board with new perspectives and new ideas is critical to a forward-looking and strategic Board. At the same time, it is also important to benefit from the valuable experience and familiarity that longer-serving directors bring to the boardroom. The Board is also very conscious of the benefits of diversity on the Board. Ensuring diverse perspectives, including a mix of skills, experience and backgrounds, is key to effectively representing the long-term interests of shareholders. Doing so is a top priority of the Board. In the last two years, three new directors have been appointed to our Board. As a result, the average tenure for our directors has been reduced and our Board now includes a female director.

We remain committed to ensuring the Board is composed of a highly capable and diverse group of directors, well-equipped to oversee the success of the business and effectively represent the interests of our shareholders. As some of our Board members move closer to reaching the mandatory retirement age, we will continue to seek qualified candidates that will further enhance our Board’s diversity.

Your participation and your votes are important to the future of our Company. We encourage you to vote your shares in accordance with the Board’s recommendations. Details of the items to be voted upon are provided throughout this Proxy Statement.

Ted Crumley
Chairman

ii www.hecla-mining.com

A MESSAGE FROM OUR PRESIDENT
AND CHIEF EXECUTIVE OFFICER

We strive to be the partner of choice in the communities where we operate, and believe by engaging, listening, and thoughtfully responding, we will sustain our social license to operate.
Phillips S. Baker, Jr., President and Chief Executive Officer

Dear Fellow Shareholder:
On behalf of your entire Board and the management team, I deeply appreciate your support and faith in our Company. I also want to express my gratitude to our Board for its guidance and support as we execute our strategy, which we expect to yield long-term shareholder value. To all our employees, please accept my appreciation for your readiness to adapt, your responsiveness, creativity and willingness to work together towards attaining that success.

Our Corporate Responsibility
At Hecla, the foundation of our corporate responsibility is built on three key areas: health and safety programs, environmental stewardship, and community engagement. This triad is how we manage our business. It’s who we are and how we will continue to build upon our accomplishments. Our belief in corporate responsibility allows us to establish long-term relationships and partnerships with the communities in which we operate. We believe this is one of Hecla’s attractions for our committed and talented workforce.

Our goal is to continually improve our health and safety performance, so that at the end of each shift our workers go home safely – every day. In 2016, Hecla was recognized by the National Mining Association (NMA) as the first hardrock mining company to receive an independent certification under the NMA CORESafety system. We also strive to be better environmental stewards by using advanced mining technologies to minimize our impact on the landscape.

Our philosophy of continuous improvement also applies to technological innovation. New technology, much of it adopted from other industries, is already reshaping the way underground mines operate. Hecla is a leader among companies our size at adopting these new technologies to increase productivity, improve safety, and reduce our environmental footprint. For example, improvements to work environments in our mines result from battery-operated loaders and trucks, which are now available for underground work. These vehicles produce no diesel particulates, reduce heat output, and generate significantly lower levels of noise.

Looking forward, I see opportunities to reduce our water use and energy intensity demand. Our nation will likely continue to deploy alternative energy production from wind and solar power sources. The minerals we produce – silver and gold, along with our prospective move into copper production – are key supply-chain ingredients for alternative energy systems, and future demand growth is promising.

Another part of our corporate responsibility is creating partnerships with the local communities in which we operate. One result of this community engagement approach is the Hecla Charitable Foundation. Created in 2007 to ensure consistency in corporate philanthropic giving, the Hecla Charitable Foundation has provided several million dollars in support of youth, education, health services, and community infrastructure projects in the communities where we do business.

We believe our strategy and accomplishments have provided our shareholders with substantial value, and will continue to do so in the future.

We sincerely hope you will be able to attend and participate in our Annual Meeting. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support.

Phillips S. Baker, Jr.
President and Chief Executive Officer

2018 Proxy Statement iii

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2018

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2018 Proxy Statement v

OTHER BENEFITS	75
Retirement Plan	75

PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	77

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS	78

PROPOSAL 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES	82

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF OUR BOARD OF DIRECTORS	84

STOCK OWNERSHIP INFORMATION	86
Stock Ownership Guidelines	86
Security Ownership of Certain Beneficial Owners and Management	87

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	90

GENERAL INFORMATION ABOUT THE MEETING	91
Record Date, Shares Outstanding and Quorum	91
Broker Non-Votes	91
Votes Required for the Proposals	91
Proxies	93
Proxies Submitted but not Voted	93
Methods of Voting	93
Deadline for Voting	94
Revoking a Proxy	94
Rules for Attending the Annual Meeting	95
Costs of Solicitation	95
Results of the Annual Meeting	96
Annual Report	96
Householding of Proxy Materials	96
Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission	97
Shareholder List	97

PROVISIONS OF OUR BYLAWS WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS FOR ELECTION AS DIRECTORS	98
Shareholder proposals at the 2019 Annual Meeting of Shareholders	98
Shareholder proposals to be included in next year’s Proxy Statement	99

OTHER BUSINESS	99

APPENDIX A – CERTIFICATE OF INCORPORATION (WITH PROPOSED REVISIONS)	A-1

APPENDIX B – BYLAWS (WITH PROPOSED REVISIONS)	B-1

APPENDIX C – CERTIFICATE OF INCORPORATION (WITH PROPOSED REVISIONS)	C-1

APPENDIX D – BYLAWS (WITH PROPOSED REVISIONS)	D-1

APPENDIX E – RECONCILIATION OF NON-GAAP MEASURES TO GAAP	E-1

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NOTICE OF 2018 ANNUAL MEETING
OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held on Thursday, May 24, 2018, at 10:00 a.m., Eastern Daylight Time, at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada, for the following purposes:

1.	Elect three nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;
2.	Ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2018;
3.	Approve, on an advisory basis, the compensation of our named executive officers;
4.	Approve amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions;
5.	Approve amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances;
6.	To vote on a shareholder proposal regarding declassification of our Board of Directors; and
7.	Transact such other business as may properly come before the meeting.

The Board of Directors (“Board”) has fixed the close of business on March 28, 2018, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (“Record Date”). A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least 10 days prior to May 24, 2018, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada. The list will also be available at the Annual Meeting for examination by any shareholders of record present at the Annual Meeting.

On or about April 9, 2018, we began mailing to our shareholders of record as of the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2017 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

Driving directions to the offices of Lavery, de Billy can be found in the back of this document.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 9, 2018

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
May 24, 2018. This Proxy Statement and our 2017 Annual Report are available at http://www.hecla-mining.com

2018 Proxy Statement vii

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2017 performance, please review our Annual Report on Form 10-K.

Admission to Annual Meeting

Only record or beneficial owners of Hecla’s common stock as of the Record Date, or a valid proxy or representative of such a shareholder, or an invited guest of management, may attend the Annual Meeting in person. Any shareholder, proxy or representative who wishes to attend the Annual Meeting must present the documentation described under “General Information about the Meeting – Rules for Attending the Annual Meeting” on page _____.

Proxy Proposals

	Proposals	Board Vote Recommendation	Page Reference For More Information
Proposal 1 –	Election of Three Class II Directors	FOR each Director Nominee
Proposal 2 –	Advisory Vote and Ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2018	FOR
Proposal 3 –	Advisory Vote on Executive Compensation	FOR
Proposal 4 –	Approval of Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions	FOR
Proposal 5 –	Approval of Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances	FOR
Proposal 6 –	Shareholder Proposal to Declassify our Board of Directors	No Recommendation

2018 Proxy Statement 1

PROXY STATEMENT SUMMARY

Class II Director Nominees to Serve Until the 2021 Annual Meeting

Our Board is currently composed of eight members divided into three classes, with each class serving a term of three years. In May 2017, our director, Dr. Anthony P. Taylor, reached the mandatory retirement age of 75 and did not stand for re-election at the Annual Meeting. The size of the Board was reduced to eight at the 2017 Annual Meeting.

The Board and the Governance Committee believe the three director nominees (Nethercutt, Ralbovsky and Boggs) possess the necessary qualifications to provide effective oversight of our business and quality advice and counsel to the Company’s management.

The following table summarizes important information about each director nominee standing for re-election to the Board for a three-year term expiring in 2021.

Class II Director Nominees	Experience and Qualifications
George R. Nethercutt, Jr. (age 73) Director since 2005 Chairman of the Corporate Governance and Directors Nominating Committee	●Public company board service ●Corporate governance ●Industry and mining experience ●International business experience ●Leadership ●Legal and compliance ●Risk management
Stephen F. Ralbovsky (age 64) Director since 2016 Founder and Principal of Wolf Sky Consulting LLC Chairman of the Audit Committee
●Audit Committee financial expert
●Corporate governance
●Finance
●Industry and mining experience
●Industry association participation
●International business
●Leadership
●Legal and compliance
●Reputation in the industry
●Risk management

Catherine “Cassie” J. Boggs (age 63) Director since 2017 General Counsel at Resource Capital Funds	●Corporate governance ●Finance ●Industry and mining ●Industry association participation ●International business ●Leadership ●Legal and compliance ●Reputation in the industry ●Risk management

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to good corporate governance practices and believe that Proposals 4 and 5 are in the best interests of our shareholders. We believe that if passed they would enhance Board and management accountability and help build public trust in the Company. In addition to Proposals 4 and 5 described beginning on pages ___ and ____, respectively, the Corporate Governance and Related Matters section beginning on page ____ further describes our current governance framework, which includes the following highlights:

Shareholder Rights

Director Resignation Policy	Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.
No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
Majority Voting for Director Elections	Directors are elected by a majority of votes cast, which increases Board accountability to shareholders.

Board Structure

Governance Policies	Our Corporate Governance Guidelines provide shareholders with information regarding the best practice principles of our corporate governance program and Board framework.
Board Refreshment and Tenure	One long-tenured director retired in 2017; we added two new directors in 2016, and one new director in 2017, thereby reducing the average tenure of the Board.
87% Independent	Seven of eight directors are independent, including the Audit, Compensation, and Governance Committee members.
Independent Chairman of the Board	The positions of CEO and Chairman of the Board are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to focus on broader strategies and leading the activities of the Board.
Regular Executive Sessions of Independent Directors	Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board meeting.
Committee Governance	With the exception of our Executive Committee, our Board committees have written charters that clearly establish their respective roles and responsibilities, and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Mandatory Retirement	We have a mandatory director retirement age of 75.
Annual Performance Evaluations	The Governance Committee oversees an annual performance evaluation of our Board, while the Committees perform their own self-evaluations on an annual basis.
Access to Management and Experts	Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.
Succession Planning	The Compensation Committee and/or our full Board reviews potential CEO and other senior executive successors annually to develop our future leaders and ensure we can sustain business continuity, if any of these key employees were to leave our Company.

2018 Proxy Statement 3

PROXY STATEMENT SUMMARY

Executive Compensation

Stock Ownership Guidelines	We have stockownership guidelines for our executive officers and our directors.
Annual Say-on-Pay Vote	Our shareholders have the opportunity annually to cast an advisory vote on our executive compensation.
At-Risk, Performance- Based Compensation	89.1% of CEO and 77.3% of the other NEO’s pay is at-risk.[1] Over 67.7% of total compensation for the CEO is performance-based and 57.1% of total compensation for the other NEOs is performance-based.
Stock Awards	We grant restricted stock units to retain our senior executives and align their interests with long-term interests of our shareholders. The restricted stock units vest annually in equal amounts over a three-year period.
Change in Control Agreements	Our change in control agreements are double-trigger and contain no excise tax gross-up provision.
Insider Trading Policy	Our Insider Trading Policy prohibits all directors, executive officers and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-pubic information about the Company.
Anti-hedging and Anti- pledging policies	Our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company.
Clawback Policy	Each of the Company’s incentive plans (Annual Incentive Plan, Long-term Incentive Plan, Key Employee Deferred Compensation Plan, and 2010 Stock Incentive Plan) have clawback provisions.

[1]

Pay at-risk refers to the portion of an employee’s compensation that is variable, and therefore “at-risk” of not being paid out. This “at-risk pay” is typically performance-based, versus the fixed pay (for example, salary) that the NEO receives as a condition of employment.

Shareholder Outreach

Over the last several years we have undertaken significant shareholder outreach efforts in order to elicit and understand the concerns of our shareholders. After implementing certain changes in 2014 and 2015 to our executive compensation program, our 2016 say-on-pay vote received 81% support, and our 2017 say-on-pay vote received 96% support. The Compensation Committee believes the changes made in 2014 and 2015, and the Company’s continued shareholder outreach, have impacted the vote because the Company has remained responsive to the feedback from investors and proxy advisory firms, and enhanced the disclosures on our executive compensation program. The current frequency of shareholder advisory votes on executive compensation is every year.

Once again, in advance of our 2018 Annual Meeting, we engaged with our shareholders and others to seek their feedback. We held one-on-one discussions with shareholders holding over 26 million shares of our common stock, as well as a discussion with one of the major proxy advisory firms. The response was overwhelmingly supportive of our executive compensation program, and complimentary on our disclosures about the program.

In addition to seeking input on our compensation practices, our shareholder outreach program seeks to identify corporate governance matters that are of concern primarily to our shareholders, but also to the major proxy advisory firms.

During our shareholder outreach in 2014, 2015 and 2016, three corporate governance issues were discussed with our shareholders: (i) the ability of shareholders to call special meetings, (ii) the 80% supermajority voting requirement to amend provisions in our Certificate of Incorporation and Bylaws impacting special meetings, and (iii) the absence of a director resignation policy.

At our Annual Meetings held in 2015, 2016 and 2017, we asked shareholders to vote on a proposal to amend our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings under certain circumstances. Under our Certificate of Incorporation, this change required the approval by holders of 80% of our outstanding shares of common stock, yet we only received approval from 41%, 47% and 55%, respectively. In addition, in 2016 and 2017, we added another proposal to amend our Certificate of Incorporation and Bylaws to change the required approval of certain amendments to those documents relating to the ability to call a special meeting from 80% to a two-thirds voting standard. This change also required the approval by holders of 80% of our outstanding shares of common stock, and we only received approval from 46% and 54%, respectively. In a continued effort to show our support of shareholder feedback, we are again adding these two proposals to the ballot for shareholders to approve at the 2018 Annual Shareholder Meeting.

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PROXY STATEMENT SUMMARY

In February 2017, the Board approved amendments to our Corporate Governance Guidelines, which included a director resignation policy. Under the policy, any director who is not elected by a majority of the votes cast must tender his or her resignation to the Governance Committee, which will then recommend to the Board whether to accept or reject the resignation offer, and the Board will act on the Governance Committee’s recommendation within ninety (90) days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer.

During our shareholder outreach in the fall of 2017, we were asked to include more disclosure in our Proxy Statement under areas such as risk management, board quality/refreshment, and social responsibility/ESG (environment, social and governance criteria). As requested, we have undertaken to provide more disclosure on these issues throughout this Proxy Statement.

Key Compensation Actions Taken in 2017

Below is a brief summary of actions taken by the Compensation Committee in 2017. The compensation of our named executive officers for 2017 is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page ____ and in the compensation tables starting on page _____.

Amendments to Compensation Plans. In 2017, we made amendments to two of our incentive plans, and another amendment was made to how unvested restricted stock units are treated at the time of retirement.

Annual Incentive Plan	Amended the Annual Incentive Plan to include a provision that in the event a plan participant’s employment with the Company terminates before the payment date, the participant will not be eligible to receive an Annual Incentive Plan award.
Long-term Incentive Plan	Amended the Long-term Incentive Plan to include a provision that in the event a plan participant’s employment with the Company terminates for any reason before the end of a performance cycle other than due to death, disability, retirement or involuntary separation from service without cause, the participant will not be eligible to receive a Long-term Incentive Plan award for such performance cycle. Also, if a participant has an involuntary separation from service for cause after the end of the performance cycle and before the award payment date, the participant will not be eligible to receive any award. Further, if participants retire from the Company, the participants will only be eligible to receive their Long-term Incentive Plan award that otherwise becomes payable if they are at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.
Restricted Stock Unit Awards	Amended the vesting schedule for restricted stock units in the event of retirement. Employees who retire before their restricted stock units have vested must meet one of the following requirements in order for their restricted stock units to continue to vest based on the applicable vesting schedule: the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

CEO Compensation. In June 2017, the Compensation Committee reviewed the Company’s peers and survey data on CEO compensation and found Mr. Baker’s targeted total direct compensation to be below the 50th percentile. The committee determined that increasing Mr. Baker’s base salary by 5% and increasing his Long-term Incentive Plan units and performance-based shares would bring his targeted total direct compensation in alignment with the Company’s peers. Specifically, the committee approved the following adjustments to Mr. Baker’s compensation: (i) base salary increased from $605,000 to $635,000, (ii) Long-term Incentive Plan units increased from 9,500 units to 11,400 units (starting with the 2017-2019 Long-term Incentive Plan period), and (iii) grant date value of performance-based shares increased from $500,000 to $600,000.

2018 Proxy Statement 5

PROXY STATEMENT SUMMARY

Other NEO Compensation. In June 2017, the Compensation Committee reviewed all other executive compensation and determined to not increase base salaries for the other NEOs, but to increase long-term incentive grant levels and add performance-based share grants as follows:

NEO	Prior Long-term Incentive Plan Units[1] (#)	Current Long-term Incentive Plan Units[2] (#)	Performance-based Shares[3] ($)
Lawrence P. Radford	4,200	5,000	120,000
Lindsay A. Hall	4,200	5,000	120,000
Dean W.A. McDonald	3,000	3,600	80,000
David C. Sienko	2,400	3,000	50,000

[1]	For Long-term Incentive Plan period 2016-2018.
[2]	For Long-term Incentive Plan period 2017-2019.
[3]

Based on a 3-year TSR from January 1, 2017 through December 31, 2019. See further disclosure on Performance-based Shares on page _____, and in the Grants of Plan-Based Awards for 2017 table on page _____.

Annual Incentive Plan (“AIP”). 2017 was a strong year for Hecla, even with our Lucky Friday Mine’s unionized workforce on strike. Hecla achieved positive results for 2017, and set the Company up for future performance. Silver production achieved 12.5 million ounces (the second highest in the Company’s history) and gold production achieved over 233,000 ounces. When lead and zinc production are included, the overall silver equivalent production achieved 40.9 million ounces, the second highest in the Company’s history. We also had significant advances in innovation, with the 40-ton autonomous truck beginning to operate at Casa Berardi, and the ventilation on demand testing beginning at Greens Creek, both of which should help lower costs going forward. We had record high reserves for silver, gold and lead, and despite the Lucky Friday Mine being closed, we still added $20 million to our balance sheet. Importantly, we achieved these results with a 19% reduction in the All Injury Frequency Rate.

For 2017, Company performance for AIP purposes was determined by the Compensation Committee to be 108% of target. This result was comprised of 38% for quantitative measures (listed below); 30% for qualitative factors; and 40% was discretionary.

2017 AIP Quantitative Measure Results	Target	Actual	Performance Value
Production (Silver equivalent ounces)	46.5 mm ozs.	40.9 mm ozs.	0%
EBITDA Less Capital[1]	$100 mm	$108.7 mm	26%
Work-related injury reduction	2.91 (15% reduction from 2016 rate)	2.76 (19% reduction from 2016 rate)	12%
Total Quantitative			38%

The Compensation Committee approved payout of the AIP awards to be 100% in cash. The AIP (qualitative and discretionary factors) is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page _____.

2015-2017 Long-term Incentive Plan (“LTIP”). The 2015-2017 LTIP had a maximum potential unit value of $375. The Compensation Committee assessed performance under the 2015-2017 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver oz. added (millions)	17.3 silver oz. added (millions)	58%	$16.50
Production Growth	77.0 silver equivalent oz. (millions)	87.8 silver equivalent oz. (millions)	114%	$75.00
Cash Flow	$627.8 Cash Flow (millions)	$779.5 Cash Flow (millions)	124%	$100.00
Total Shareholder Return	60% Hecla ranking vs. peers	53.8% Hecla ranking vs. peers	90%	$18.75
Total Earned Per Unit				$210.25

[1]

The non-GAAP measurement of EBITDA less capital is calculated as the GAAP measure of net loss plus/less the following items: interest expense, income tax provision, depreciation, depletion and amortization expense, interest and other income, acquisition costs, loss on investments, loss on derivatives contracts, provision for environmental matters, provisional price gains, foreign exchange loss, stock-based compensation, Lucky Friday suspension costs, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2017, is included in Appendix E of this Proxy Statement.

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PROXY STATEMENT SUMMARY

During this three-year period, performance in cash flow generation and production growth exceeded target levels. Performance in reserve growth and total shareholder return was below target, but above minimum threshold levels. As a result, with a range in potential value per unit of $0 to $375, in February 2018, the Compensation Committee determined the total 2015-2017 LTIP payout was $210.25 per unit. The Compensation Committee further approved payout of the LTIP awards to be 50% in cash and 50% in Hecla common stock issued under the 2010 Stock Incentive Plan. The 2015-2017 LTIP is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page _____.

CEO Pay Mix For 2017
CEO Total Direct Compensation for 2017 - $4,208,625

✓	2017 Base Salary – From January 1, 2017 through June 30, 2017, base salary was $605,000. From July 1, 2017 through December 31, 2017, base salary was $635,000.
✓	Annual Incentive Plan Payout – $476,250 (75% of target). Paid 100% in cash.
✓

Long-term Incentive Plan Payout – $1,997,375. In June 2015, our CEO was awarded 9,500 units under our 2015-2017 Long-term Incentive Plan. For 2017, the plan paid out $210.25 per unit. Paid 50% in cash and 50% in common stock.

✓

Restricted Stock Units – In June 2017, our CEO was awarded 85,179 restricted stock units with a grant date fair value of $500,000 ($5.87 per share), subject to a three-year vesting schedule (one-third in June 2018, one-third in June 2019, and one-third in June 2020).

✓

Performance-based Shares: In June 2017, our CEO was awarded 102,215 performance-based shares with a grant date fair value of $600,000 ($5.87 per share), the ultimate value of which is based on our three-year TSR ranking in a peer group (payable in 2020).

2018 Proxy Statement 7

PROXY STATEMENT

PROXY STATEMENT

Board of Directors Selection Process

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On May 25, 2017, the Board decreased the size of the Board from nine members to eight members due to the retirement of Dr. Anthony P. Taylor.

Identifying and Evaluating Nominees for Director

Director Selection Process

Candidate Recommendations	1	Governance Committee	2	Board of Directors	3	Shareholders	4
From shareholders, management, directors and search firms		●Evaluates the Board’s needs and screens and interviews candidates ●Reviews qualifications and expertise, tenure, regulatory requirements and diversity ●Recommends nominees		Discusses, analyzes independence and selects nominees		Votes on nominees at annual meeting

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election.

While the Governance Committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company.

The Board has appointed three highly-qualified directors since 2016 that bring insight to areas such as: mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance and tax. To supplement our newer directors, our longer-tenured directors have extensive knowledge of our operations and have the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board a useful perspective on business strategy and significant risks and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the Governance Committee’s criteria for membership on the Board, (ii) the Governance

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PROXY STATEMENT

Committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

The Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience.

Summary of Director Qualifications and Experience

Director Qualifications and Experience	Baker	Boggs	Crumley	Johnson	Nethercutt	Ralbovsky	Rogers	Stanley
Audit Committee Financial Expert			●			●	●	●
Board Service on Public Companies	●			●	●		●	●
CEO/Administration and Operations	●		●	●			●	●
Corporate Governance		●	●		●	●		●
Finance	●	●	●	●		●	●	●
Geology, Mining and Engineering				●			●	●
Industry and Mining	●	●	●	●	●	●	●	●
Industry Association Participation	●	●		●		●	●	●
International Business		●	●	●	●	●	●	●
Leadership	●	●	●	●	●	●	●	●
Legal and Compliance	●	●			●	●
Reputation in the Industry	●	●		●		●	●	●
Risk Management	●	●	●	●	●	●	●	●

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Shareholder Nominees

The Governance Committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page __. Shareholders who wish to submit a proposed nominee to the Governance Committee should send written notice to the Corporate Governance and Directors Nominating Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page __. The notification should set forth all information relating to the nominee that is required to be

2018 Proxy Statement 9

PROXY STATEMENT

disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of stock of the Company owned beneficially and of record by such shareholder or beneficial owner. The Governance Committee will consider shareholder nominees on the same terms as nominees selected by the Governance Committee.

Regardless of how a candidate is brought to the Governance Committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for re-election at the Annual Meeting, the Governance Committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the strategic plan and mission statement. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, executive management, legal, accounting, finance, mining, and board service. The Governance Committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Selection of New Director in 2017

In January 2017, upon the recommendation of the Governance Committee, the Board appointed Catherine “Cassie” J. Boggs as a Class II director to our Board. Ms. Boggs is an attorney and has served as General Counsel at Resource Capital Funds since January 2011. She has over 36 years’ experience as a mining and natural resources lawyer with experience in domestic and international mining projects. The Governance Committee and Board determined that Ms. Boggs was independent under the New York Stock Exchange (“NYSE”) listing standards. The Board initially appointed Ms. Boggs to serve on the Audit Committee and Governance Committee, and in May 2017, she was also appointed to the Compensation Committee.

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PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are three Class II directors whose terms will expire at the 2018 Annual Meeting: George R. Nethercutt, Jr., Stephen F. Ralbovsky and Catherine J. Boggs.

At a meeting held by the Governance Committee in February 2018, the Governance Committee determined the directors whose terms are expiring - Mr. Nethercutt, Mr. Ralbovsky and Ms. Boggs - were qualified candidates to stand for re-election at the Annual Meeting, and the Board designated Mr. Nethercutt, Mr. Ralbovsky and Ms. Boggs as nominees for re-election as directors of the Company, each for a three-year term expiring in 2021. Each nominee has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of George R. Nethercutt, Jr., Stephen F. Ralbovsky and Catherine J. Boggs. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for each of the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in executive leadership and management, legal, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

2018 Proxy Statement 11

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Current Class II Nominees for Election to the Board – Term Ending at the 2018 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2021. The nominees are as follows:

George R. Nethercutt, Jr.

Chairman of The George Nethercutt Foundation and Of Counsel for Lee & Hayes PLLC

Director since: 2005

Age: 73

Other Directorships:

Washington Policy Center, Juvenile Diabetes Research Foundation International (Board of Chancellors)

Hecla Committees:

●Corporate Governance and Directors Nominating (Chair)
●Compensation

Mr. Nethercutt has served as Chairman of The George Nethercutt Foundation, a non-profit student leadership and civics education charity, since 2005, and was appointed Of Counsel at Lee & Hayes PLLC, a law firm, in September 2010. He has been a board member of Washington Policy Center, a public policy organization providing analysis on issues relating to the free market and government regulation, since January 2005; and Board of Chancellors, Juvenile Diabetes Research Foundation International, a charity and advocate of juvenile diabetes research worldwide, since June 2011. He was a board member of ARCADIS Corporation, an international company providing consultancy, engineering and management services, from May 2005 to April 2017; a Principal of Nethercutt Consulting LLC, a strategic planning and consulting firm, from January 2007 to January 2012, and a member of the board of IP Street, a software company, from May 2011 to January 2015.

Board Qualification and Skills:

Extensive Knowledge of the Company’s Business and Industry: Served as a U.S. Congressman and focused on natural resource policies, mining legislation and environmental policies on public lands.

Extensive Government Leadership Experience: Has extensive political background, including working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. Served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. He had his own consulting business which consisted of representing clients with mining and natural resource issues.

Significant Public Company Board Experience: Over 12 years of service on Hecla’s Board, as well as serving on the board of ARCADIS Corporation for 12 years.

Designations: Mr. Nethercutt received his Bachelor of Arts in English from Washington State University in 1967, and a law degree from Gonzaga University Law School in 1971. He has been a member of the Washington State Bar Association since 1972.

Stephen F. Ralbovsky

Founder and Principal of Wolf Sky Consulting LLC

Director since: 2016

Age: 64

Other Directorships:

None

Hecla Committees:

●Audit (Chair)
●Corporate Governance and Directors Nominating
●Health, Safety, Environmental and Technical

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC, a tax consulting firm, since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP, an accounting firm, from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law. Mr. Ralbovsky is also a member of several organizations, including AICPA, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills:

High Level of Financial Experience: Over 38 years’ experience in taxation, auditing and accounting.

Extensive Knowledge of the Company’s Business and Industry: Over 38 years’ experience in accounting, where he was heavily involved in the mining industry with emphasis in global mining tax and royalty policy.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the accounting industry. Served in numerous senior leadership positions, including US Mining Leader, US Mining Tax Leader, Global Mining Tax Leader and Tax Partner for PricewaterhouseCoopers LLP.

Designations: Mr. Ralbovsky received a Bachelor of Business Administration with a major in Accounting from Siena College in 1975. He also received a law degree from Albany Law School in 1978. He is licensed in D.C. and Arizona as a Certified Public Accountant.

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PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Catherine “Cassie” J. Boggs

General Counsel at Resource Capital Funds

Director since: 2017

Age: 63

Other Directorships:

Funzeleo

Hecla Committees:

●Audit
●Corporate Governance and Directors Nominating
●Compensation

Ms. Boggs has been the General Counsel at Resource Capital Funds, a mining-focused private equity firm, since January 2011. She has been a board member of Funzeleo, a non-profit organization that inspires and prepares youth for high-demand science and math-based careers, since January 2016, as well as serving as President of the Rocky Mountain Mineral Law Foundation, a non-profit organization dedicated to the study of laws and regulations relating to mining, oil and gas, energy, public lands, water, environmental and international law, from July 2012 to July 2013, and a board member of the Rocky Mountain Mineral Law Foundation, from July 2011 to July 2015.

Board Qualification and Skills:

High Level of Legal Experience: Over 36 years’ experience as an attorney, having practiced law in several U.S. and overseas jurisdictions.

Extensive Knowledge of the Company’s Business and Industry: Over 36 years’ experience as a mining and natural resources lawyer with experience in domestic and international mining projects.

Extensive Knowledge of Risk Assessment: In addition to managing all legal affairs of Resource Capital Funds, she is responsible for legal due diligence, country and political risk assessments, and participates in the structuring and implementation of risk mitigation strategies.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the CEO of Tethyan Copper Company, a gold and copper development project in Pakistan, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold (now known as Acacia Mining) in its formation and initial public offering.

Designations: Ms. Boggs received a Bachelor of Arts with a major in Economics from University of Denver in May 1976. She received a Master of Science in Resource Development from Michigan State University in December 1977, and a law degree from the University of Denver College of Law in 1981.

The Board recommends that shareholders vote “FOR” the election of George R. Nethercutt, Jr., Stephen F. Ralbovsky and Catherine J. Boggs.

2018 Proxy Statement 13

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

Continuing Class III Members of the Board – Term Ending at the 2019 Annual Meeting

Ted Crumley

Former Executive Vice President and Chief Financial Officer

OfficeMax Incorporated

Director since: 1995

Board Chairman since: 2006

Age: 73

Other Directorships:

None

Hecla Committees:

●Executive
●Compensation

Mr. Crumley served as the Executive Vice President and Chief Financial Officer of OfficeMax Incorporated, a distributor of office products, from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from a long career with OfficeMax Incorporated and Boise Cascade Corporation.

Senior Leadership/Executive Officer Experience: Has over 30 years’ experience in management, finance and accounting in the natural resources industry. Served in numerous senior leadership positions, including Executive Vice President and Chief Financial Officer of OfficeMax Incorporated and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation.

Significant Public Company Board Experience: Over 22 years’ service on Hecla’s Board, including as Chairman since 2006.

Extensive Knowledge of the Company’s Business and Industry: With over 22 years of service on Hecla’s Board, Mr. Crumley understands all aspects of our business, including the mining elements.

Designations: Mr. Crumley received his Bachelor of Business Administration with a major in Accounting from Idaho State University College of Business in 1969.

Terry V. Rogers, C. Dir., H.R.C.C.C.

Former Senior Vice President and Chief Operating Officer
Cameco Corporation

Director since: 2007

Age: 71

Other Directorships:

Centerra Gold Inc.

Hecla Committees:

●Compensation (Chair)
●Health, Safety, Environmental and Technical
●Executive

Mr. Rogers served as Senior Vice President and Chief Operating Officer of Cameco Corporation, a uranium producer, from February 2003 until his retirement in June 2007. He has served on the Board of Directors of Centerra Gold Inc., a Canadian gold mining company, and its predecessor company, Cameco Gold, since February 2003.

Board Qualification and Skills:

High Level of Financial Experience: Financial experience gained from his senior leadership/executive officer experience with Cameco Corporation and prior companies.

Senior Leadership/Executive Officer Experience: Has experience in management in the mining industry. Served in numerous senior leadership positions, including Senior Vice President and Chief Operating Officer of Cameco Corporation, and former President of Kumtor Operating Company (a subsidiary of Cameco Corporation).

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has over 14 years of service on the Board of Centerra Gold Inc., including serving as chairman of the human resources and compensation committee, and as a member of the audit committee.

Extensive Knowledge of the Company’s Business and Industry: Over 30 years’ experience in the mining industry, including, open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world.

Designations: Mr. Rogers received an Associate degree in Applied Science from the Superior Technical Institute in Wisconsin in 1972. He also obtained a Chartered Director (C. Dir.) designation from The Directors College in 2011, as well as a Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from The Directors College in 2013.

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PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Charles B. Stanley

Chief Executive Officer, President and Chairman of the Board
QEP Resources, Inc.

Director since: 2007

Age: 59

Other Directorships:

QEP Resources, Inc.

Hecla Committees:

●Health, Safety, Environmental and Technical (Chair)
●Audit
●Corporate Governance and Directors Nominating

Mr. Stanley has been Chief Executive Officer and President of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010. He was appointed Chairman of the Board of QEP Resources, Inc. in May 2012. He also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners, LP, a master limited partnership that owns, operates, acquires and develops midstream energy assets, from May 2013 to December 2014.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from a long career with QEP Resources, Inc. and prior companies.

Extensive Senior Leadership/Executive Officer Experience: In addition to his current position as Chief Executive Officer and President of QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has served on the board of QEP Resources, Inc. the past 7 years and as Chairman of the Board since 2012. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for 8 years. He has served on the boards of various natural gas industry trade organizations.

Extensive Knowledge of the Company’s Business and Industry: Over 34 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources.

Designations: Mr. Stanley received a Bachelor of Science degree in Geology in 1981, as well as a Master of Science degree in Geology in 1983, from Virginia Tech.

2018 Proxy Statement 15

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Continuing Class I Members of the Board – Term Ending at the 2020 Annual Meeting

Phillips S. Baker, Jr. President and Chief Executive Officer Director since: 2001 Age: 58 Other Directorships: QEP Resources, Inc. Hecla Committees: ●Executive (Chair)

Mr. Baker has been our CEO since May 2003 and has served as our President since November 2001. He has served as a Director of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010. Mr. Baker has served as Chairman of the Board for the National Mining Association, a U.S. mining advocate and national trade organization that represents the interests of mining businesses, since October 2017, and has been a Board member since September 2010. He also served as Vice Chairman of the Board for the National Mining Association from October 2015 to October 2017. He has also served as a Board member of the National Mining Hall of Fame and Museum, a federally-chartered non-profit national mining museum, since February 2012.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained in his roles of President, CEO, and previously as Chief Financial Officer of the Company and other companies.

Extensive Senior Leadership/Executive Officer Experience: Has served as Hecla’s President for 17 years and as CEO for 15 years. Has 23 years of executive and management experience in the mining industry.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has served on the board of QEP Resources, Inc. for 8 years. He serves as chair of the audit committee and as a member of the governance committee for QEP Resources, Inc.

Extensive Knowledge of the Company’s Business and Industry: Over 31 years’ experience in the mining industry.

Designations: Mr. Baker received a Bachelor of Business Administration in Accounting from Texas A&M University in 1981, and a law degree and Master of Business Administration from the University of Houston in 1985. He became a member of the State Bar of Texas in 1985, and received his Certified Public Accountant designation in 1986 from the Texas State Board of Public Accounting.

George R. Johnson

Former Senior Vice President of Operations with B2Gold Corporation

Director since: 2016

Age: 69

Other Directorships:

B2Gold Corporation

Hecla Committees:

●Health, Safety, Environmental and Technical
●Audit

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation, a Canadian gold mining company, from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills:

Extensive Knowledge of the Company’s Business and Industry: Over 45 years of foreign and domestic experience in underground and open-pit mine construction and operations management.

Senior Leadership/Executive Officer Experience: Has extensive experience in management in the mining industry, including as Senior Vice President of Operations.

Designations: Mr. Johnson received a Bachelor of Science with a major in Mining Engineering from the University of Washington in 1972.

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CORPORATE RESPONSIBILITY AND INVESTOR ENGAGEMENT

CORPORATE RESPONSIBILITY AND
COMMUNITY ENGAGEMENT

Hecla’s Commitment to Corporate Responsibility

Environmental Stewardship

Community Engagement

2018 Proxy Statement 17

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND
RELATED MATTERS

We believe that good corporate governance practices reflect our values and support our strong strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, and committee charters, which can be found at http://www.hecla-mining.com. The charters of each committee spell out the committees’ roles and responsibilities assigned to each by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. This corporate governance section provides insights into how the Board has implemented these policies and procedures to benefit Hecla and our shareholders.

The Board’s Role and Activities in 2017

Hecla’s Board acts as the ultimate decision-making body of the Company on certain fundamental matters and advises and oversees senior management, which is responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses Hecla’s long-term strategy. During 2017, there were four meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2017. In 2017, each director attended over 95% of the meetings of the Board and the committees of which they are a member.

Role of Board in Risk Oversight

The Board is responsible for overseeing Hecla’s risk management practices related to our business strategies and operations. In performing this oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making with Hecla. Throughout the year, our Board receives reports on strategic plans and risks facing each of our operations and Company as a whole. These risks may include financial risks, political risks, legal and regulatory risks, competitive risks, information technology risks, and other risks related to the manner in which we do business. Our management is accountable for day-to-day risk management efforts. Employees who lead various risk areas, such as information technology, environmental, health and safety, tax, sustainability, and corporate social responsibility, report periodically to Board committees and occasionally to our full Board.

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CORPORATE GOVERNANCE AND RELATED MATTERS

The Board and its committees’ risk oversight, and management’s responsibility for risk, are foundational components of our risk management program. This program is designed to provide comprehensive, integrated oversight and management of risk and to facilitate transparent identification and reporting of key business issues to senior management and the Board and its committees. The following are the key risk oversight and management responsibilities of our Board, its committees and management:

Board of Directors
Monitors (including through committee reports) and assesses risk exposure:
●Operational ●Strategic	●Legal and regulatory ●Reputational	●Financing, including borrowing, liquidity, capital allocation and pension plan funding

Management

●Business units identify and manage business risks.

●Risk management updates provided through business reports from management provided at meetings of the Board and its committees throughout the year.

Audit Committee

●Financial statement integrity and reporting.

●Monitors internal controls.

●Oversees audit work.

●Monitors compliance with securities and financial regulations.

●Major financing and other business risk exposures.

●Information security, technology, and privacy and data protection.
Governance Committee ●Monitors governance structure, policies and processes. ●Legal and policy matters with potential significant reputational impact. ●Shareholder concerns.

Compensation Committee

●Oversees executive compensation policies and practices.

●Independent compensation consultant assesses the Company’s compensation arrangements to determine if their provisions and operations create undesired or unintentional risks of a material nature.

Health, Safety, Environmental and Technical Committee

●Oversees operational, reserves, and other technical risks, environment, health and safety compliance, as well as risks relating to public policy initiatives.

Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure. We also believe that our leadership structure and the use of executive sessions aids the Board in risk oversight.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the NYSE. In determining independence each year, the Governance Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the

2018 Proxy Statement 19

CORPORATE GOVERNANCE AND RELATED MATTERS

Governance Committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The Governance Committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

●	the director is, or has been, within the last three years, our employee, or an immediate family member[2] is, or has been within the last three years, an executive officer;[3]
●	the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●	the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; (iii) the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

●	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

●	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2018. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page ______ under Certain Relationships and Related Transactions. The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon an assessment of all facts and circumstances known to the committee, including, among other things, a review of questionnaires submitted by our directors, the committee and the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

Ted Crumley	Stephen F. Ralbovsky
Catherine J. Boggs	Terry V. Rogers
George R. Johnson	Charles B. Stanley
George R. Nethercutt, Jr.

Messrs. Stanley and Baker both serve as members of the board of directors of QEP Resources, Inc., of which Mr. Stanley is also the chief executive officer. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley serves on the Compensation Committee of either Hecla or QEP Resources, Inc.

Mr. Baker is our President and CEO. As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

[2]

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

[3]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act, or any successor rule.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Retirement Age

The Company has no current retirement plan for non-management directors. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday.

As of December 31, 2017, the average age of members of our Board was approximately 66 and the average tenure of our Board was approximately 10 years.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Board Leadership and Executive Sessions

Currently, the positions of CEO and Chairman of the Board (“Chairman”) are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

If the individual elected as Chairman is the CEO, the independent directors will elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Currently, our Chairman, Mr. Ted Crumley, chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the CEO, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters. Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and during 2017, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman. Our independent directors meet in executive sessions without management present, unless the independent directors request their attendance.

For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Director Orientation and Continuing Education

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and corporate governance. This program is considered a valuable part of the director onboarding process. Directors also are encouraged to enroll in director education programs. To enhance the Board’s understanding of some of the unique issues affecting our mining operations, directors are regularly invited to visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

2018 Proxy Statement 21

CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board’s Commitment to Shareholder Engagement

Why and how we engage. Our Board and management team recognize the benefits of regular engagement with our shareholders in order to remain attuned to their different perspectives on matters affecting Hecla. Dialogue and engagement efforts allow our Board and management the opportunity to:

●	discuss developments in our business and provide transparency and insight about our strategy and performance; and
●	assess issues that may affect our business, corporate responsibility and governance practices.
1	Investor Relations and Senior Management	2	Shareholder Engagement
●We provide institutional investors, proxy advisors and equity analysts with opportunities and events to engage with and provide feedback to our senior management.

●Our senior management participates in formal industry conferences, analyst conferences and non-deal roadshows.

●To learn more about our engagement with institutional investors, please visit our website at http://ir.hecla-mining.com/Presentations.
		●During October and November 2017, we engaged with investors representing nearly 15% of our shareholder base.

4	Outcome from Investor Feedback	3	Board Involvement

Some tangible examples of the results of our shareholder outreach activities include:

●Enhanced our proxy statement disclosures to provide more detail on our:

●executive compensation program;

●board/committee evaluation process;

●environmental, social and governance responsibilities; and

●Board’s risk oversight.
		●Because of this outreach, we deliver our shareholders’ views and specific feedback to the Board and respective committees.

Board and Committee Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. Our Board and committee evaluations cover the following topics:

●	Board and committee composition, including skills, background and experience;
●	Review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;
●	Satisfaction of director performance, including that of the Board chair;
●	Board and committee information needs and quality of materials presented;
●	Areas where the Board should increase their focus;
●	Satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
●	Access to management, experts and internal and external resources;
●	Oversight of financial reporting process and internal control procedures;
●	Ethics and compliance;
●	Company’s strategic direction and annual operating plan;
●	Succession planning;
●	Selection and evaluation process of Board candidates; and
●	Understanding risks.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Evaluation Process

1	Corporate Governance Review	2	Annual Board and Committee Evaluations	3	Summary of Evaluations	4	Board and Committee Review

During 2017, we re-examined our evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback on the functioning of the Board as a whole. As a result, the evaluation process was conducted on an anonymous basis, using our board portal.

The Board and each committee conduct annual evaluations through the use of an electronic questionnaire that covers the topics discussed above.

Hecla’s Secretary aggregates and summarizes our directors’ responses to the questionnaires, highlighting comments. Responses are not attributed to specific Board or committee members to promote candor.

Using the questionnaires and summaries as guides, our chairperson of the Governance Committee reviews the results of the Board evaluation and each committee chairperson reviews the results of each committee evaluation. The evaluations and summaries are shared and discussed with the full Board and each committee. The Board and committees assess the progress in the areas targeted for improvement a year earlier, and develop actions to take to enhance the Board and committee’s effectiveness over the next year.

Committees of the Board and Committee Assignments

The Board has five standing committees: Audit; Compensation; Corporate Governance and Directors Nominating; Health, Safety, Environmental and Technical; and Executive. Information regarding these committees is provided below. Except for the Executive Committee, all committees are composed entirely of independent directors. The charters of each committee (other than Executive) are available on our website at http://www.hecla-mining.com under “Investors” by selecting “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department. The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below, along with the number of meetings held in 2017.

Executive Committee Members	Functions of the Committee	Meetings in 2017
Phillips S. Baker, Jr., Chair Ted Crumley Terry V. Rogers
●empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board
		None

Audit Committee Members[1,2,3]	Functions of the Committee	Meetings in 2017
Stephen F. Ralbovsky, Chair George R. Johnson Charles B. Stanley Catherine J. Boggs	●assist the Board in fulfilling its oversight responsibilities ●review the integrity of our financial statements ●review the independent auditor’s qualifications and independence ●review the performance of our internal auditor and the independent auditor ●review our compliance with laws and regulations, including disclosure controls and procedures ●please refer to “Report of the Audit Committee” on page _____	5

2018 Proxy Statement 23

CORPORATE GOVERNANCE AND RELATED MATTERS

Compensation Committee Members[2]	Functions of the Committee	Meetings in 2017
Terry V. Rogers, Chair Ted Crumley George R. Nethercutt, Jr. Catherine J. Boggs	●approve compensation levels and programs for the executive officers, including the CEO ●administer our stock-based plans ●please refer to the “Compensation Discussion and Analysis” on page ______	5

Corporate Governance and Directors Nominating Committee Members[2]	Functions of the Committee	Meetings in 2017
George R. Nethercutt, Jr., Chair Charles B. Stanley Stephen F. Ralbovsky Catherine J. Boggs
●consider matters of corporate governance
●periodically review our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other corporate procedures to ensure compliance with laws and regulations
●review any director candidates, including those nominated or recommended by shareholders
●identify individuals qualified to become directors consistent with criteria approved by the Board
●recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board
●review the appropriateness of the size of the Board relative to its various responsibilities
●recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board
3

Health, Safety, Environmental and Technical Committee Members	Functions of the Committee	Meetings in 2017
Charles B. Stanley, Chair Terry V. Rogers Stephen F. Ralbovsky George R. Johnson
●review the operational and exploration performance
●review the operational, reserve and other technical risks
●review and monitor health, safety and environmental policies
●review the implementation and effectiveness of compliance systems
●review the effectiveness of health, safety and environmental policies, systems and monitoring processes
●review audit results and updates from management with respect to health, safety and environmental performance
●review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company
●review the technical activities of the Company
●make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations
4

[1]

The Board has determined that each of the members of the Audit Committee is financially literate and Messrs. Ralbovsky and Stanley each qualify as an audit committee “financial expert” as defined by SEC rules.

[2]

Each member of the Audit, Compensation, and Corporate Governance and Directors Nominating Committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules.

[3]	No members on the Audit Committee serve on the audit committee of any other public companies.

Diversity

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Investors” and then select the tab entitled “Corporate Governance” for any changes in this process.

Succession Planning

Considering the critical importance of executive leadership to the Company’s success, the Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our CEO and to report annually to the Board on the status of the succession plan. As part of the annual report, the committee may also address issues related to the preparedness for the possibility of an emergency situation involving senior management and an assessment of the long-term growth and development of the senior management team.

The CEO and Director of Human Resources communicate with the Compensation Committee annually regarding succession planning. The Compensation Committee reviews recommended candidates for senior management positions as part of the process to identify and gauge the availability of qualified candidates for those positions and receives reports concerning development plans that are utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

In conjunction with our succession reviews, management also reviews potential successors for the top management roles across Hecla. In connection with those reviews, we can conclude that “ready now” potential successors exist. We create development plans for the potential successors who are identified as being ready in one to two years or three to five years. Those potential successors are then sent to specific leadership classes and seminars for further training.

Our Corporate Governance Guidelines also provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Chairman will act as the President and CEO until a successor is duly elected. In addition, our Corporate Governance Guidelines and Bylaws provide that in the event of the death, resignation, removal or incapacitation of our current Chairman, the President and CEO will act as Chairman until his successor is duly elected.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Investors” and then selecting the tab entitled “Corporate Governance.” These include:

●	Corporate Governance Guidelines;
●	Whistleblower Policy;
●	Charters of the Audit, Compensation, Corporate Governance and Directors Nominating and Health, Safety, Environmental and Technical Committees of the Board;
●	Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and
●	Code of Business Conduct and Ethics for Directors, Officers and Employees.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

2018 Proxy Statement 25

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders. In February 2017, the Governance Committee recommended and the Board approved amendments to the Corporate Governance Guidelines to include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance Committee will be entitled to consider all factors believed relevant by the Governance Committee’s members. The Board will act on the Governance Committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board believes to be relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, shall fill any resulting vacancy or decrease the size of the Board.

Code of Business Conduct and Ethics

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our community, and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics (“Code of Conduct”) to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our General Counsel, the Chair of the Governance Committee, or through an anonymous telephone hotline.

In December 2017, the Governance Committee recommended and the Board approved certain amendments to the Code of Conduct. The amendments included new sections to the Code of Conduct (i.e., conflicts of interest, harassment, accounting policies, computer and information systems, disclosure and public communications, community engagement, safety, health and security, environmental, and record retention).

Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline or website. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Certain Relationships and Related Transactions

We review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. We evaluate these reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

In December 2007, we created the Hecla Charitable Foundation (the “HCF”). We have made and intend to continue to make charitable contributions to the HCF, which in turn has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Messrs. Phillips S. Baker, Jr. and Dr. Dean W.A. McDonald (our Chief Executive Officer and our Senior Vice President – Exploration, respectively) serve as directors of the HCF, and Luther J. Russell (our Vice President – External Affairs) serves as President and as a director of the HCF. In December 2007, our Board approved a contribution of 550,000 shares of our common stock to the HCF. Since 2007, the HCF has sold 279,860 shares of our common stock. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the HCF during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The HCF is currently operating in a self-sufficient manner. We gave no additional funds to the HCF during 2017. The HCF holds 270,140 shares of our common stock as of December 31, 2017. The value of those shares based on the closing price of our common stock on the NYSE on December 29, 2017 ($3.97), was $1,072,456. In 2017, the HCF gave $343,678 in donations.

In 2017, we did not make any contribution to any charitable organization, of which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Political Contributions

It is Hecla’s policy that Company funds or assets will not be used to make a political contribution to any political party or candidate. The Hecla Mining Company Political Action Committee (“Hecla PAC”) is a forum for employees to voluntarily contribute to a fund that supports the election of candidates to Congress that support the principles of free enterprise, good government, and a fair and reasonable business environment for the natural resources industry. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, Hecla employees, through the Hecla PAC, contributed less than $1 million in 2017 to political parties and candidates.

2018 Proxy Statement 27

COMPENSATION OF NON-MANAGEMENT DIRECTORS

COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of board members. It consists of a combination of cash retainers and equity awards.

Peer Group Benchmarking

The Compensation Committee periodically engages its independent compensation consultant to benchmark director compensation against the Company-selected peer group, which is the same group of companies the committee uses to benchmark executive compensation (see page ___ for a list of these companies). When considering non-management director compensation for calendar year 2017, the committee reviewed and considered the results of a benchmarking report prepared by the Compensation Committee’s independent compensation consultant. The report reviewed the Company’s calendar year annual cash retainers, fees for Board and committee chairmanships, and the annualized present value of equity compensation for the Company-selected peer group (primarily based on reported calendar year 2016 compensation or calendar year 2017 compensation, if disclosed). The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director.

Components of Non-Management Director Compensation

Compensation Element	Value
Annual Board Retainer	$66,000
Annual Board Chairman Retainer	$90,000
Annual Committee Retainer for:	$12,000
●Health, Safety, Environmental & Technical Committee ●Audit Committee ●Compensation Committee
Annual Committee Chairman Retainer for:	$12,000
●Health, Safety, Environmental & Technical Committee ●Audit Committee ●Compensation Committee
Annual Committee Retainer for:	$8,000
●Corporate Governance and Directors Nominating Committee ●Executive Committee
Annual Committee Chairman Retainer for:	$8,000
●Corporate Governance and Directors Nominating Committee
Annual Equity	$100,000

Annual cash retainers are paid in quarterly installments. No other attendance fees are paid to the non-management directors.

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COMPENSATION OF NON-MANAGEMENT DIRECTORS

Equity Compensation

On May 25, 2017, our shareholders approved the amended and restated Hecla Mining Company Stock Plan for Nonemployee Directors (“Director Stock Plan”). The plan is currently scheduled to terminate May 15, 2027, and is subject to termination by the Board at any time. Pursuant to the current plan, before September 30 each year, each non-management director is credited with a number of shares determined by dividing $100,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year. A minimum of 25% of the annual stock retainer under the Director Stock Plan will be contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the stock retainer will be transferred to the non-management director as soon as practicable.

Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board. A minimum of 25% of their stock retainer for that year will be contributed to the trust. Each director may elect, within 30 days after becoming a participant in the Director Stock Plan, to have a greater percentage contributed to the grantor trust for that year. The remaining portion will be transferred to these directors as soon as practicable after they become members of the Board.

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except that shares must be held in the trust for at least two years prior to delivery. As of December 31, 2017, there were 3,282,337 shares remaining available for issuance under the Director Stock Plan.

The following chart summarizes the annual cash and equity compensation for our non-management directors during 2017.

Non-Management Director Compensation for 2017

Director	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)		All Other Compensation[2] ($)	Total ($)
Catherine J. Boggs	92,000	108,667	[3]	0	221,181
		20,514	[4]
Ted Crumley, Chairman	176,000	108,667	[3]	0	284,667
George R. Johnson	90,000	108,667	[3]	7,500	206,167
George R. Nethercutt, Jr.	96,000	108,667	[3]	0	204,667
Stephen F. Ralbovsky	98,000	108,667	[3]	0	206,667
Terry V. Rogers	116,000	108,667	[3]	3,750	228,417
Charles B. Stanley	110,000	108,667	[3]	0	218,667
Dr. Anthony P. Taylor[5]	42,516	0		0	42,516

[1]

The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

[2]	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.
[3]

On July 5, 2017, each non-management director received 21,777 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on July 5, 2017 ($4.99), the grant date fair value for each grant of 21,777 shares credited to Ms. Boggs and Messrs. Crumley, Johnson, Nethercutt, Ralbovsky, Rogers and Stanley, was $108,667. (This amount does not reflect the actual amount that may be realized by each director).

[4]

On January 4, 2017, Ms. Boggs received a prorated award of 3,683 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on January 4, 2017 ($5.57), the grant date fair value for the grant of 3,683 shares credited to Ms. Boggs on January 4, 2017, was $20,514. (This amount does not reflect the actual amount that may be realized by Ms. Boggs).

[5]	Dr. Taylor retired from the Board on May 25, 2017.

2018 Proxy Statement 29

COMPENSATION OF NON-MANAGEMENT DIRECTORS

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other cash compensation was paid to any non-management director.

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PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The committee appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2018. BDO has been retained in that capacity since 2001. The Audit Committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, our Audit Committee:

●	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

●	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

●	conducts regular private meetings separately with each of BDO and our management;

●	interviews, and approves the selection of, BDO’s new lead engagement partner with each rotation; and

●	at least annually obtains and reviews a report from BDO describing all relationships between the independent auditor and Hecla.

The members of the Audit Committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and its shareholders.

Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

Representatives of BDO will be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

The Audit Committee and Board recommend shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.

2018 Proxy Statement 31

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Report of the Audit Committee

The Audit Committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of our financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of our internal auditor and the independent auditor; and (iv) our compliance with laws and regulations, including disclosure controls and procedures. During 2017, the Audit Committee worked with management, our internal auditor and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee met five times in 2017.

The Audit Committee acts under a written charter as amended on December 12, 2017. You may obtain a copy of the charter in the “Investors” section of http://www.hecla-mining.com under “Corporate Governance.”

In performing its functions, the Audit Committee:

●

met with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Hecla’s internal controls;

●	reviewed and discussed with management the audited financial statements included in our Annual Report;

●	discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards; and

●	received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered accountant’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2017, for filing with the SEC.

Respectfully submitted by
The Audit Committee of the
Board of Directors

Stephen F. Ralbovsky, Chair
Catherine J. Boggs
George R. Johnson
Charles B. Stanley

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PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2017, and fees for other services rendered by BDO during those periods.

	2017	2016
Audit Fees[1]	$894,550	$762,425
Audit Related Fees[2]	87,000	87,000
Tax Fees	—	—
All Other Fees	—	—
Total	$981,550	$849,425

[1]

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly report on Form 10-Q, fees related to the registration of securities with the SEC, and the attempted bond refinancing in the second quarter of 2017.

[2]	Consisted principally of fees for audits of financial statements of employee benefit plans.

The Audit Committee requires pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. On a periodic basis, management reports to the Audit Committee the actual spending for projects and services compared to the approved amounts. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee chair. Pre-approvals granted by the Audit Committee chair are reported to the full Audit Committee at its next regularly scheduled meeting.

2018 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee (hereinafter referred to as the “committee”) strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward performance and provide incentives based on our performance, with an overall emphasis to maximize our long-term shareholder value. Our executive compensation program consists of several components, including base salary, annual and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives and factors considered by the committee in establishing compensation levels for our NEOs. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position
Phillips S. Baker, Jr.	58	President and CEO
Lindsay A. Hall	62	Senior Vice President and Chief Financial Officer
Lawrence P. Radford	57	Senior Vice President – Operations
Dr. Dean W.A. McDonald	61	Senior Vice President – Exploration
David C. Sienko	49	Vice President – General Counsel

Executive Summary

Hecla is a leading primary low-cost silver producer with operating silver mines in Alaska (Greens Creek), Idaho (Lucky Friday), and Mexico (San Sebastian) and is a gold producer with an operating mine in Quebec, Canada (Casa Berardi). We also produce lead and zinc. In addition to our diversified silver and gold operating cash-flow mines, we have a number of exploration properties and pre-development projects in seven silver and gold mining districts in North America. With an active exploration and pre-development program, we have generally grown our reserve base for future production.

Our philosophy is to operate mines safely by promoting a deeply-rooted value-based culture, leveraging mining skills developed over the Company’s long history and by innovating new practices. We strive to achieve excellent mine safety and health performance. We implemented this goal by training employees in safe work practices; establishing, following and improving safety standards; investigating accidents, incidents and losses to avoid recurrence; involving employees in the establishment of safety standards, and participating in the National Mining Association’s CORESafety program. In 2016, we were proud to be the first hardrock mine to be certified under the National Mining Association’s CORESafety system. Because of our implementation of these safety standards, in 2017, we achieved an overall 19% reduction in All Injury Frequency Rate across all four of our operations.

We believe very strongly that the future of mining lies in productivity increases, and one of the best ways to increase productivity and safety is by automating the mining tasks allowing the miners to move away from the mining face, and in some cases, operate the machinery from surface, or have machinery that operates by itself. In 2017, we began work with a third-party equipment manufacturer to develop a remote vein miner (“RVM”), a disc-cutting, continuous-mining machine. We believe RVMs could be used to eliminate the current drill-and-blast method and increase safety and productivity at the Lucky Friday mine. We have begun introducing automated drilling, tele-remote mucking, automated hauling trucks and battery powered equipment in some of our operations. Although mostly on a trial basis, we can see the benefits that this innovation brings and are excited for the potential transformation they will enable in the future. In addition, we invested in mill improvements and other innovations that we expect will yield significant returns over the long-term for relatively modest investments.

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COMPENSATION DISCUSSION AND ANALYSIS

One of our biggest successes in 2017 was investing in exploration, which resulted in record silver, gold, lead and zinc reserves. Our operating and strategic framework is based on expanding our production and locating and developing new resource potential. In 2017:

●	we produced the most gold at our Casa Berardi mine since its acquisition in 2013, primarily due to record ore throughput;
●	Casa Berardi surface drilling increased reserves almost 250,000 ounces from two new proposed pits, part of a 14% increase in reserves;
●	San Sebastian’s gold reserves increased 17% while maintaining silver reserves of more than 5 million ounces;
●	Greens Creek increased gold reserves 8% and zinc 7%;
●	we continued to realize excellent operating results and substantially completed underground development at our San Sebastian mine, allowing us to begin underground production there in January 2018; and

●	we increased overall proven and probable reserves at December 31, 2017, with reserves for silver, gold, zinc and lead increasing by 3%, 12%, 15% and 8%, respectively, compared to their levels in 2016. The reserves for all metals except zinc, represent the highest levels in our history.

Key Operating and Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results.

Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2017, 2016 and 2015.

	As of and for the Year Ended December 31,
Key Results	2017	2016	2015
Silver (ounces) produced	12,484,844	17,177,317	11,591,603
Gold (ounces) produced	232,684	233,929	189,327
Lead (tons) produced	22,733	42,472	39,965
Zinc (tons) produced	55,107	68,516	70,073

Sales of products	$577,775	$645,957	$443,567
Net income (loss)	$(23,519)	$69,547	$(86,968)
Basic income (loss) per common share	$(0.06)	$0.18	$(0.23)
EBITDA[4]	$156,302	$236,184	$107,316
Cash from operating activities (in millions)	$115.9	$225.3	$106.4
Cash, cash equivalents and short-term investments (in millions)	$219.9	$198.9	$155.2

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 15, 2018. In 2017, we achieved the following:

●	revenues of $577.8 million, the second highest in Company history after our record set in 2016, in spite of a strike at our Lucky Friday mine during most of 2017;
●	cash flows from operations of $115.9 million;
●	total cash cost, after by-product credit, per silver ounce of ($0.01), the lowest in 7 years;[5]
●	all in sustaining cost (“AISC”), after by-product credits, per silver ounce of $7.86, down 33%;[6]

[4]

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a measurement that is not in accordance with GAAP. EBITDA is used by management, and we believe is useful to investors, for evaluating our operational performance. A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix E under Reconciliation of Net Income (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP).

[5]

Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, is included in Appendix E to this Proxy Statement.

[6]

All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, and depletion and amortization, the most comparable GAAP measure, is included in Appendix E to this Proxy Statement. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

2018 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

●	silver production of 12.5 million ounces, the second highest in Company history, in spite of the ongoing strike at our Lucky Friday mine;
●	gold production of 232,684 ounces, the third highest in Company history, primarily as a result of higher throughput at Casa Berardi and continued production at San Sebastian;
●	silver equivalent production of 40.9 million ounces or gold equivalent of 554,843 ounces;
●	gold production at Casa Berardi of 156,653 ounces, the highest since its acquisition in 2013;
●	successful exploration and pre-development activities during the year;
●	19% reduction in All Injury Frequency Rate across the four mines; and
●	achieved the above milestones while maintaining a cash and short-term investments balance of approximately $220 million as of December 31, 2017, an increase of approximately $21 million during the year.

Shareholder Outreach and 2017 Advisory Vote on Executive Compensation

Over the last several years we have undertaken significant shareholder outreach efforts in an effort to elicit and understand the concerns of our shareholders. In response to shareholder concerns gleaned from our shareholder outreach, we made changes to our executive compensation program in 2014 and 2015, and we believe as a result of those changes, last year’s say-on-pay vote achieved 96% support. We believe that open dialogue with our shareholders and reflecting their feedback in our compensation decisions was critical to our success in achieving such a high percentage of support.

In 2017, and in advance of our upcoming 2018 Annual Meeting, we continued to reach out to our shareholders. The purpose of these meetings was to gain feedback on any further executive compensation concerns they had. During our discussions, all shareholders we spoke to, as well as a proxy advisory firm, were complimentary to our past changes in executive compensation, and were pleased with the disclosures in our proxy statement.

Oversight and Determination of the Executive Compensation Program

Role of the Committee. The committee, consisting entirely of independent members (Rogers, Crumley, Nethercutt and Boggs), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which remains decided by the full Board). The committee receives assistance from its independent executive compensation consultant, Mercer, and uses this information in making decisions and conducting its annual review of the Company’s executive compensation program. In 2017, with the assistance of Mercer, the committee assessed the Company’s compensation arrangements to determine if their provisions and operation create undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole.

Role of Independent Compensation Consultant. Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chair between meetings.

The committee has assessed Mercer’s independence in light of SEC rules and NYSE listing standards, and has determined that Mercer’s work does not raise any conflicts of interest or independence concerns. The Mercer consultants who worked with the committee are both principals of Mercer, and include Tracy Bean, project manager, and Raphael Katzman.

Pursuant to a written agreement dated January 24, 2017 between Mercer and the Compensation Committee, below are the material aspects of the services the committee asked Mercer to perform with respect to executive compensation and related matters in 2017:

●	evaluate the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, to compare Hecla’s current executive officer compensation with compensation provided to executives in similar roles in comparable organizations;

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COMPENSATION DISCUSSION AND ANALYSIS

●	review updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation and other relevant data;

●	review last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion;
●	collect and analyze compensation data from the most recent proxy filings of the peer group and from survey sources and summarize the market pay data by the 25th, 50th and 75th percentile levels and compare Hecla’s executive compensation levels to the proxy and survey data separately;

●	analyze the year-over-year change in compensation levels for Hecla compared to each market data source;
●	analyze Hecla’s long-term incentive and equity practices compared to peers;
●	prepare a report to the Committee summarizing their methodology, findings and overall recommendations;
●	assist the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the proxy statement; and
●	provide ongoing advice and consultation throughout the year to assist the committee, including attendance at committee meetings, if needed.

In addition to providing technical support and input on market practices, the committee’s goal in using a compensation and benefits consultant is to provide external benchmark information for assessing compensation relative to our compensation philosophy. As described under Benchmarking Using Compensation Peer Groups, Mercer assisted the committee in identifying the appropriate companies to be included in our peer group for executive and director compensation and pay practices, and in benchmarking our executive and director pay against the peer group.

In June 2017, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation among these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed our performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Company management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultants who perform services for Hecla have a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla.

The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2017 was $47,162.

During 2017, management hired Mercer or its affiliates to provide consulting services on our benefit plans, including support under the Affordable Care Act. The total amount of fees for these additional consulting services in 2017 was $149,933. The decision to engage Mercer or its affiliates for these additional consulting services was made by management, and neither the committee nor the Board approved these other services.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of each NEO (other than the CEO), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual quantitative and qualitative goals, and annual long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

2018 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking Using Compensation Peer Groups. To attract and retain key executives, our goal is to provide competitive compensation. We generally align our NEO base compensation to the 25th percentile and total compensation to the 75th percentile of our peer companies and survey composite data. However, total compensation can exceed the 75th percentile when our Company performance and individual experience, responsibilities and performance warrant.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only five U.S. companies among our peer group. In addition, our co-headquarters is in Vancouver, British Columbia, where some of our NEOs work. The committee reviews and determines the composition of our peer group on an annual basis, based on recommendations from Mercer. In May 2017, the committee added Eldorado Gold as a peer, and removed Thompson Creek Metals due to it being acquired by Centerra Gold in 2016.

In 2017, Hecla’s peer group was made up of the following 16 companies, whose aggregate profile was comparable to Hecla in terms of size, industry and competition for executive talent.

	Annual Revenue[1]	Market Cap[1]	Total Assets[1]	Corporate
Company	($millions US)	($millions US)	($millions US)	Location
IAMGOLD Corporation	987	1,801	3,401	Canada
Centerra Gold Inc.	761	1,367	2,655	Canada
Pan American Silver Corporation	775	2,312	1,898	Canada
New Gold Inc.	684	2,030	3,948	Canada
Coeur Mining Inc.	666	1,687	1,319	United States
Stillwater Mining Company[2]	711	1,956	1,327	United States
B2Gold Corp.	683	2,321	2,336	Canada
Alamos Gold Inc.	482	2,703	2,492	Canada
Detour Gold Corporation	658	2,382	2,370	Canada
Tahoe Resources Inc.	785	2,946	3,071	United States
Primero Mining	219	152	678	Canada
Silver Standard Resources Inc.	491	1,072	1,439	Canada
Royal Gold, Inc.	360	4,147	3,160	United States
Endeavour Silver Corp.	157	451	181	Canada
Eldorado Gold	433	2,555	4,798	Canada
First Majestic Silver Corp.	278	1,267	857	Canada
Median	662	1,993	2,353
Hecla Mining Company	646	2,091	2,372	United States

[1]	In $US millions as of year-end 2016.
[2]	In May 2017, Stillwater Mining Company was acquired by Sibanye Gold Limited.

The peer group is composed entirely of publicly held companies, most of which are engaged in the business of mining precious metals with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable range of revenue, market capitalization and/or total assets compared to Hecla.

During our shareholder outreach, many of our largest shareholders have informed us that, compared to peer groups selected by proxy advisory firms, they consider our peer group to be the most relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass-Lewis included 14 of our 16 selected peers. The peer group selected by Institutional Shareholder Services (“ISS”) included only 3 of our 16 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the agricultural product, forest products, industrial and specialty chemicals, metal powders, coatings, paper and other industries – companies and industries whose market

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COMPENSATION DISCUSSION AND ANALYSIS

fundamentals are different from the precious metals mining industry. We understand that ISS’s internal policies prohibit its selection of Canadian companies (which account for 11 of our peers), and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe that a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian companies.

In making compensation decisions, and taking into consideration recommendations made by Mercer, the committee also reviews survey data provided by Mercer from the following mining and general industry survey sources:

●	Mercer US Mining Industry Compensation Survey
●	Mercer Canadian Mining Industry Compensation Survey
●	Mercer U.S. Premium Executive Remuneration Suite (general industry)

Our program targets base salaries between the 25th percentile and median (50th percentile), with incentive opportunities that can provide above-median total compensation based on performance. Compensation for NEOs within this group may be positioned higher or lower than the 75th percentile where the committee believes appropriate, considering each executive’s roles and responsibilities and experience in their position within Hecla.

Mercer provided the committee with a report summarizing executive compensation levels at the 25th, 50th and 75th percentiles of the peer group and the survey data for positions comparable to those held by each of our NEOs. The committee also received an analysis from Mercer comparing the target total cash compensation (base salary plus target annual incentive) and target total direct compensation (base salary plus target annual incentive plus the value of long-term target incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data or survey data applicable to each NEO’s position, we target each NEO’s total cash compensation at the median level and the total target direct compensation at or above the median level, and deliver compensation above or below these levels when warranted by performance.

In 2017, target total direct compensation (base salary, short- and long-term incentives) for our NEOs was between the median and the 75th percentile of both the peer group and survey data.

In 2017, the committee also approved a separate peer group to be used specifically with regard to TSR. The TSR peer group is as follows:

IAMGOLD Corporation	First Majestic Silver Corp.
Silver Standard Resources Inc.	Pan American Silver Corporation
Detour Gold Corporation	New Gold Inc.
Centerra Gold	Coeur Mining Inc.
B2Gold Corp.	Alamos Gold Inc.
Primero Mining	Endeavour Silver Corp.
Tahoe Resources Inc.	Eldorado Gold

Compensation Philosophy and Objectives

We operate in a competitive and challenging industry. Over the past decade, a worldwide mining boom has significantly increased the demand for executives with mining-related skills and experience. In addition, the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our compensation programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does

2018 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

the percentage of total compensation that we link to performance – through the annual incentive and long-term incentive programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

●	have compensation that is primarily at-risk and based on strategic objectives and tactical activities; and
●	acquire, retain and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

The committee conducts its annual review process near the end of each calendar year in order to align each executive’s compensation awards with the Company’s operational, financial and strategic results for the calendar year.

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO Have these Practices
✓	Incentive award metrics that are objective and tied to Company performance
✓	81.9% of CEO and 77.3% of NEO pay is at-risk
✓	Over 67.7% of total compensation for the CEO is performance-based
✓	57.1% of total compensation for NEOs other than the CEO is performance-based
✓	100% of the CEO’s annual incentive compensation is tied solely to Company performance
✓	Rigorous stock ownership requirements for our NEOs and directors
✓	Compensation recoupment “clawback” policy
✓	Double-trigger change in control severance for NEOs
✓	Equity awards that vest over a three-year period to promote retention
✓	Anti-hedging and anti-pledging policies
✓	Our NEOs, including our CEO, must remain employed with the Company through the payment date of their AIP awards, or the awards are forfeited
✓	Our NEOs, including our CEO, must remain employed with the Company through the payment date of their LTIP awards, or the awards are forfeited, except in the case of retirement

We DO NOT Have these Practices
✗	Repricing of stock options
✗	Perquisites
✗	Excise tax gross-ups

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2017, our executive compensation program consisted of the following elements:

BASE SALARY
Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities. Terms: Paid semi-monthly.

INCENTIVE PAY

Annual Incentive Plan

Objective: Focus executives on achieving Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: Based on achievement of the Company goals and individual performance. Some goals are quantitative, such as EBITDA, production, and cash position, while others are qualitative. Weighting is 50% quantitative corporate performance goals, 25% qualitative/other goals, and 25% discretionary factor as determined by the committee.

Terms: Determined by the committee and paid in a single payment following the performance year. Awarded in the first half of each year. Designed to be awarded in cash, but may be paid in equity (in full or part). Any NEO receiving an Annual Incentive Plan award must be employed with the Company at the time of payment, or their award is forfeited.

Long-term Incentive Plan

Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as operating performance, increasing production and resources, increasing shareholder return, and developing significant capital programs.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity (in full or part). Any NEO receiving a Long-term Incentive Plan award must be employed with the Company at the time of payment, or their award is forfeited, except in the case of retirement. At the time of an employee’s retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

2018 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

EQUITY

Restricted Stock Units

Objectives: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of three years for NEOs.

Terms: Restricted stock units are granted between May and August of each year. If an NEO leaves the Company for any reason, other than death or retirement, before the vesting date, they will forfeit their restricted stock units. Also, if an NEO retires before their restricted stock units have vested, they must meet certain requirements in order for their restricted stock units to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested restricted stock units, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Performance-based Shares

Objectives: Provide incentive for NEOs to remain with the Company for the long term and to align the NEO’s interests with those of shareholders.

Key Features: Performance-based shares realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance doesn’t exceed the 50th percentile in the peer group.

Terms: Performance-based shares are granted to the NEOs in the second quarter of each year and are based on a three-year TSR.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.

Terms: Generally, employee must make election in the previous year to defer in the coming year.

BENEFITS

Objectives: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S. permanent full-time salaried employees. Non-U.S. employees receive similar benefits.

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COMPENSATION DISCUSSION AND ANALYSIS

Total Compensation Mix

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

CEO Mix of Target Pay

Other NEO Mix of Target Pay

2017 Target Compensation Structure. The following table lists total 2017 target compensation for the NEOs.

NEO	Base Salary[1] ($)	Annual Incentive Target Award ($)	Long-term Incentive Plan Target Award ($)	Equity[2] ($)	Total ($)
Baker	635,000	635,000	1,140,000	1,100,000	3,510,000
Hall	380,000	380,000	500,000	465,000	1,725,000
Radford	380,000	380,000	500,000	465,000	1,725,000
McDonald	275,000	275,000	360,000	380,000	1,290,000
Sienko	250,000	175,000	300,000	204,000	929,000

[1]	Base salaries for calendar year 2017. For Mr. Baker, his base salary was increased from $605,000 to $635,000, effective July 1, 2017.
[2]	Consists of the following grant date fair values for restricted stock units and performance-based shares:

NEO	Restricted Stock Units ($)	Performance-based Shares ($)	Total Equity Award Grant Date Fair Value ($)
Baker	500,000	600,000	1,100,000
Hall	345,000	120,000	465,000
Radford	345,000	120,000	465,000
McDonald	300,000	80,000	380,000
Sienko	154,000	50,000	204,000

2018 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

Individual base salaries and annual incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

Overview of our Compensation Decisions and Results for 2017

Base Salary

Design. Pursuant to our market positioning policy, the committee targets base salaries between the 25th percentile and median of Hecla’s peer group for our NEOs. An individual NEO’s base salary may be set above or below this market range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2017, the committee reviewed a market analysis prepared by Mercer. The base salaries of our NEOs have remained unchanged since July 1, 2014 (except for 2016, when our CEO took a 20% base salary reduction, and each of the other NEOs took a 10% base salary reduction; these reductions were reversed for 2017). The committee found Mr. Baker’s base salary to be below the 25th percentile, and increased his base salary from $605,000 to $635,000. The committee also reviewed the base salaries for the other NEOs and determined no adjustments were needed.

The following table shows base salaries for all NEOs from July 1, 2014 through December 31, 2017:

Base Salary for NEOs July 1, 2014 through December 31, 2017

NEO	7/1/14 to 12/31/15 Salary ($)	1/1/16 to 12/31/16 Salary[1] ($)	1/1/17 to 6/30/17 Salary ($)	7/1/17 to 12/31/17 Salary ($)	Percentage Increase In 2017 (%)
Baker	605,000	484,000	605,000	635,000	5
Hall	N/A	342,000	380,000	380,000	0
Radford	380,000	342,000	380,000	380,000	0
McDonald	275,000	247,500	275,000	275,000	0
Sienko	250,000	225,000	250,000	250,000	0

[1]	In calendar year 2016, Mr. Baker took a 20% reduction in base salary, and all other NEOs took a 10% reduction; these reductions were reversed for 2017.

Incentive Plans

Company Performance and Relationship to NEO Compensation. Our incentive compensation plans include the Hecla Mining Company Annual Incentive Plan and the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan. The plans include performance measures that we believe contribute to Hecla’s sustained long-term success and that can lead to improved stock price performance. In February 2017, the Compensation Committee and the Board approved amendments to the incentive compensation plans to include a provision in each plan that if any employee participating in the plans leave the Company, either voluntarily or involuntarily (other than retirement), before the payment date of the award, such employee shall forfeit his or her award. The Compensation Committee also approved a provision under the Executive and

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COMPENSATION DISCUSSION AND ANALYSIS

Senior Management Long-Term Performance Payment Plan pertaining to the retirement of a participant. The amendment provided that in order to qualify for vesting of long-term incentive award benefits, the employee must retire under the Hecla Mining Company Retirement Plan, and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68, in order to receive their incentive award.

Hecla Mining Company Annual Incentive Plan (“AIP”). Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. Early in the current year, the committee approves a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the amount of which is based on Company performance during the prior year.

Target Opportunities. Each NEO has a target AIP award opportunity expressed as a percentage of base salary, along with threshold and maximum award levels. The target award opportunities are determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the achievement of an individual NEO’s goals. Having a limit on our AIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2017, target AIP award opportunities for the NEOs were as follows:

NEO	Target Annual Incentive (% of base salary)
Phillips S. Baker, Jr.	100%
Lindsay A. Hall	100%
Lawrence P. Radford	100%
Dr. Dean W.A. McDonald	100%
David C. Sienko	70%

The market analysis prepared by Mercer in June 2017 indicated that our target annual incentives were generally at the median of peers.

Performance Measures. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

AIP Components. In 2014, the AIP was amended to use a more formulaic approach to awards, with less committee discretion. The AIP includes the following components and relative weights:

●	quantitative corporate performance factors comprising 50% of the targeted award;
●	qualitative/other goals, normally comprising 25% of the targeted award; and
●	a discretionary factor as determined by the committee, normally comprising 25% of the targeted award.

Each component can achieve two times the target (200%) with respect to the component, with the maximum total payout limited to two times the target award level (200%).

Quantitative Corporate Performance Factors. For 2017, the quantitative corporate performance factors under the AIP were divided into three factors (including weighting): production (20%), EBITDA less capital (20%), and All Injury Frequency Rate reduction (10%).

The production factor converts gold, lead and zinc to silver equivalent at ratios of 71 oz. silver to 1 oz. gold, 16.4 lbs. of lead, and 13.3 lbs. of zinc. Our production target required that we achieve 46.5 million silver equivalent ounces. Maximum payout is attained if production achieves 48.5 million ounces. The minimum payout is achieved if production is greater than 43.5 million ounces.

2018 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS

Production Goal Metrics

2017 Production in Silver Equivalent Ounces (includes all metals)
2017 Production Metrics		% Performance Value
48.5 mm	Maximum	40%
47.5 mm		30%
46.5 mm	Target	20%
44.5 mm		10%
<43.5 mm		0%

The EBITDA less capital7 target was $100 million. Maximum payout is achieved if EBITDA less capital is $135 million. There is no payout if EBITDA less capital is less than $60 million.

EBITDA Less Capital Goal Metrics

2017 EBITDA Less Capital Metrics		% Performance Value
$135 mm	Maximum	40%
$125 mm		30%
$100 mm	Target	20%
$60 mm		10%
<$60 mm		0%

The work-related injury rate reduction target is 15% at year-end, which achieves a long-term goal. Maximum payout is achieved if our work-related injury rate reduction is met at 35%. The threshold payout level is 5% reduction, below which no payout is earned.

Work-Related Injury Rate Reduction

2017 AIFR Goal Metrics		Factor Value
35%	Maximum	20%
25%		15%
15%	Target	10%
5%		5%
<5%		0%

Qualitative Corporate Performance Factors. In addition to quantitative corporate performance factors, our AIP has a component that is based on qualitative goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 25% of the total AIP target award, but can account for 0 to 50% of the target award.

For our 2017 AIP, qualitative objectives for NEOs included those related to (i) safety and health, (ii) environmental, (iii) technology and innovation, (iv) continuous improvement, (v) operations, (vi) finance/accounting/IT, (vii) employee development, (viii) acquisitions, (ix) mine life extension, exploration and reserve growth, (x) investor relations, (xi) government and community affairs, and (xii) legal. While

[7]

The non-GAAP measurement of EBITDA less capital is calculated as the GAAP measure of net loss plus/less the following items: interest expense, income tax provision, depreciation, depletion and amortization expense, interest and other income, acquisition costs, loss on investments, loss on derivatives contracts, provision for environmental matters, provisional price gains, foreign exchange loss, stock-based compensation, Lucky Friday suspension costs, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2017, is included in Appendix E of this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

most of the goals are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

For 2017, the committee assessed qualitative performance at 30%. The committee based its assessment on the following factors:

✓	achieved a 75% company-wide rating for all Environmental Management System elements;

✓	each mine site demonstrated progress in technology and innovation;

✓	mine sites established benchmarks and targets for improvement;

✓	began underground development at San Sebastian;

✓	completed contract for milling access at San Sebastian through 2020;

✓	improved recoveries at Greens Creek;

✓	completed front-line supervisor training at the mine sites;

✓	drilling success at San Sebastian;

✓	added two new analysts covering Hecla;

✓	successfully settled multiple environmental lawsuits;

✓	installed various technology upgrades in the corporate office; and

✓	improved safety performance at Greens Creek, Casa Berardi and San Sebastian.

Discretionary Factor. The final component of our AIP is at the discretion of the committee and it is targeted to account for 25% of the total AIP target award, but can account for 0 to 50% of the target award. For 2017, the committee determined the discretionary factor performance value to be at 40%. The committee based its assessment primarily on the following significant performance results by Hecla in 2017:

✓	Hecla is among industry leaders in advancing ore sorting testing;

✓	exploration success at Little Baldy and Kinskuch;

✓	San Sebastian, Casa Berardi and Greens Creek all performed very well;

✓	remote vein miner testing was advanced;

✓	strong retention of Lucky Friday salaried staff during the strike;

✓	success at recovering insurance proceeds related to environmental lawsuits;

✓	successfully executed succession plans for key positions;

✓	safe work by the Lucky Friday salaried staff;

✓	positioned Hecla as a leader in innovation;

✓	negotiated improved smelter treatment charges;

✓	increased production at the Casa Berardi mill; and

✓	increased reserves at Casa Berardi.

The 2017 individual goals for each of our NEOs were set in February 2017. The committee believes that our NEOs’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility. Individual performance goals for each NEO, except the CEO, were proposed by the CEO and reviewed and approved by the committee. The CEO’s goals are based 100% on corporate performance.

2018 Proxy Statement 47

COMPENSATION DISCUSSION AND ANALYSIS

After the end of the year, the committee, based on each NEO’s self-assessment and our CEO’s input, reviews each NEO’s progress against his individual performance goals. When making its award determinations the committee did not assign a specific weighting to any of the individual goals, but instead reviewed each NEO’s progress against his individual goals in the aggregate. The following is a summary description of the performance goal results for each of the NEOs for 2017, except our CEO, who is discussed separately below.

Mr. Hall	Goal Results
Year-end 2017 Performance Results
●instrumental in managing Hecla’s cash position in 2017;

●extended the term of Hecla’s revolving credit facility;

●continuous improvement to the financial team’s performance;

●managing a growing finance and accounting function commensurate with the Company’s growth;

●appropriate risk management and successful improvement of internal controls; and

●finalized a value and vision business model that is integrated with the corporate acquisition model.

Mr. Radford	Goal Results
Year-end 2017 Performance Results
●instrumental in continuing the strong operating performance at Greens Creek, Casa Berardi, and San Sebastian;

●successfully advancing the technological innovations to achieve improved production and recoveries in the future;

●improved safety performance at all locations to injury rates below the average in each jurisdiction – USA, Quebec, and Mexico;

●met goal of a 10% reduction in citations and a 24% reduction in significant and substantial citations; and

●extending underground mine life and adding additional years for Casa Berardi, San Sebastian and Greens Creek;

●began underground development at San Sebastian;

●improved recoveries at Greens Creek;

●revised seismic protocols and ground support that provide greater assurance of safe operations.

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COMPENSATION DISCUSSION AND ANALYSIS

Dr. McDonald	Goal Results
Year-end 2017 Performance Results
●increasing confidence in mine resources;

●increasing the Company’s reserves, while using among the lowest metal prices in the industry;

●leading the exploration department and meeting or exceeding drilling goals;

●identifying and analyzing potential new business opportunities;

●continued drilling success at San Sebastian; found more resources, developed mine plans and negotiated milling access at San Sebastian;

●found more resources and reserves at Casa Berardi to extend mine life;

●developed near-term exploration plans to increase resources and reserves at Greens Creek to extend its mine life;

●enhanced the ability to estimate resources and reserves, including training of new resource modelers;

●replaced production and added an additional 21 million ounces of silver equivalent (including silver and gold) to reserves;

●advanced technology study at San Sebastian to drill deep targets based on the information from the study; and

●completed mine plans and financial models for our Montana properties.

Mr. Sienko	Goal Results
Year-end 2017 Performance Results
●successful in resolving several significant regulatory and legal matters involving environmental, health and safety, and other civil litigation issues;

●monitoring, enhancing and reporting on corporate governance; and

●reviewed company-wide policies and made changes to certain policies, including the Code of Conduct.

Based on each NEO’s performance in managing their function and the progress they made towards the Company’s AIP components and their individual goals as discussed above, the committee, in its discretion, determined that the NEO’s advanced important objectives and created long and short-term value for Hecla. Dr. McDonald’s performance was both above target and more than 2016, while Mr. Radford was above target. Mr. Sienko was at target and Mr. Hall was below target.

CEO Performance for 2017. Mr. Baker’s annual incentive is based 100% on corporate performance. Although overall metal production decreased from the historic highs achieved in 2016, Mr. Baker’s leadership led to achieving significant strategic goals and objectives for the year, including increased reserves, advancing the strategic planning process for the Company, increased cash balance, improved safety metrics, and assuring growth in skills and performance in the Company’s management team. However, share performance, the Lucky Friday mine strike, and other factors caused, the Compensation Committee to award Mr. Baker 75% of his targeted annual incentive award.

2017 AIP – Analysis and Decisions. The committee reviewed the performance versus the AIP goals on a quarterly basis. For 2017, based on the assessment by the committee of the Company’s overall performance on both quantitative and qualitative measures as well as relevant discretionary factors under the AIP, the committee determined Company performance to be at 108% of target (out of a possible range of 0-200%). This was comprised of 38% related to the quantitative factors (0% for Production, 26% for EBITDA less capital, and 12% for Work-related injury reduction); 30% for qualitative factors; and 40% for discretionary.

2018 Proxy Statement 49

COMPENSATION DISCUSSION AND ANALYSIS

2017 AIP Quantitative Measure Results	Maximum	Target	Minimum	Actual	Performance Value
Production
Silver equivalent ounces	48.5 mm ozs.	46.5 mm ozs.	44.5 mm ozs.	40.9 mm ozs.	0%
EBITDA less capital[8]	$135 mm	$100 mm	$60 mm	$108.7 mm	26%
Work-related injury reduction	35%	15%	5%	20%	12%
Total Quantitative					38%

As reflected in the table above, EBITDA less capital and work-related injury reduction exceeded target levels, while the production target was less than minimum.

Set forth in the table below is each NEO’s target award and actual award, which was paid 100% in cash.

Name	Base Salary ($)	Base Salary Factor (%)	Target Annual Incentive ($)	% to Target[1] (%)	Actual Award[2] ($)
Phillips S. Baker, Jr.	635,000	100	635,000	75	476,250
Lindsay A. Hall	380,000	100	380,000	75	285,000
Lawrence P. Radford	380,000	100	380,000	120	456,000
Dr. Dean W.A. McDonald	275,000	100	275,000	135	371,250
David C. Sienko	250,000	70	175,000	70	175,000

[1]	The percentages listed for each of the NEOs includes corporate achievement of goals and individual performance.
[2]	The amount reported in this column was paid in cash to the NEO and is included in the Summary Compensation Table for 2017 on page ____ under “Non-Equity Incentive Plan Compensation.”

Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (“LTIP”). We use the LTIP to focus executives on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain executives in a highly competitive talent market. The committee considers mining and general industry market practices, as well as the objectives of the LTIP, when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period, and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, cash flow, and relative TSR) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders.

2015-2017 LTIP. In March 2015, the committee approved the 2015-2017 LTIP, which has a target unit value of $100. The 2015-2017 LTIP units have a maximum potential value of $375. Performance units are paid out as soon as practicable after the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, restricted stock units, or a combination of these forms.

[8]

The non-GAAP measurement of EBITDA less capital is calculated as the GAAP measure of net loss plus/less the following items: interest expense, income tax provision, depreciation, depletion and amortization expense, interest and other income, acquisition costs, loss on investments, loss on derivatives contracts, provision for environmental matters, provisional price gains, foreign exchange loss, stock-based compensation, Lucky Friday suspension costs, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2017, is included in Appendix E of this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

The tables below summarize the performance unit valuation ranges for silver equivalent reserve growth, production growth, cash contribution, and TSR for the 2015-2017 plan period – the four performance goals approved by the committee in March 2015. These are important goals for the following reasons:

●	Silver equivalent reserve growth. Silver equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In this context, reserves include the silver equivalent of gold and base metals. Silver equivalent reserve and resource growth includes gold converted to silver equivalent at 71 to 1.

●	Cash flow. The design of the cash flow goal is identical to that contained in prior years since silver cost per ounce and production are key elements in creating shareholder value. When used in the context of our LTIP, “cash flow” is measured by comparing (i) the actual cash cost, after by-product credits multiplied by actual silver/gold production versus (ii) budgeted cash cost, after by-product credits multiplied by the budgeted silver/gold production over a three-year period. “Cash cost, after by-product credits,” a non-GAAP measure, includes all direct and indirect operating cash costs related directly to the physical activities of producing the primary metal, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes, and offsets that amount by the production value of all metals other than the primary metal produced at each unit.

●	Silver production growth. One of the most important components of value is demonstrable production growth.

●	TSR. TSR provides a performance metric relative to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: reserves and resources, production, and cash contribution. TSR measures the price appreciation of our stock, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla stock. Any payout is based on how Hecla’s TSR performance compares to the TSR of the common stock of a group of our peer companies.

2015-2017 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
420	100 (175)	$100.00
360	40 (115)	$50.00
350	30 (105)	$25.00
320	0 (75)	$5.00

Cash Flow
% of Target		Unit Value
115%		$100.00
110%		$50.00
105%		$35.00
100%		$25.00
95%		$22.50
90%		$20.00
85%		$17.50
80%		$15.00
Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
82.5	27.5	$75.00
78.5	26.2	$50.00
77.0	25.7	$25.00
74.5	24.8	$10.00

Total Shareholder Return
%ile rank within Peer Group Companies		Unit Value
100%		$100.00
90%		$75.00
80%		$50.00
70%		$35.00
60%		$25.00
50%		$15.00
<50%		$0.00

2018 Proxy Statement 51

COMPENSATION DISCUSSION AND ANALYSIS

2015-2017 LTIP – Analysis and Decisions. The committee assessed performance under the 2015-2017 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver equivalent oz. added (millions)	17.3 silver equivalent oz. added (millions)	58%	$16.50
Production Growth	77.0 silver equivalent oz. added (millions)	87.8 silver equivalent oz. added (millions)	114%	$75.00
Cash Flow	$627.8 cash flow (millions)	$779.5 cash flow (millions)	124%	$100.00
Total Shareholder Return	60% Hecla ranking vs. peers	53.8% Hecla ranking vs. peers	90%	$18.75
Total Earned Per Unit				$210.25

During this three-year period, performance in cash flow generation and production growth exceeded target levels. Performance in reserve growth and TSR were below target, but above minimum threshold levels. As a result, with a range in potential value per unit of $0 to $375, in February 2018, the committee determined that the total 2015-2017 LTIP payout was $210.25 per unit. The committee and the Board further approved payout of the LTIP awards to be 50% in cash and 50% in Hecla common stock issued under the 2010 Stock Incentive Plan.

The following chart shows the number of performance units awarded in 2015 to each NEO, the unit value achieved, the total amount of the award (number of units x $210.25 = amount received), and the amount of cash and number of shares received.

Name	2015-2017 Performance Units (#)		Unit Value ($)	Total Amount of Award[1] ($)	Cash Received ($)	Equity Received[2] (#)
Phillips S. Baker, Jr.	9,500		210.25	1,997,375	998,688	254,119
Lindsay A. Hall	1,983	[3]	210.25	416,926	208,463	53,044
Lawrence P. Radford	3,400		210.25	714,850	357,425	90,948
Dr. Dean W.A. McDonald	2,600		210.25	546,650	273,325	69,548
David C. Sienko	1,900		210.25	399,475	199,738	50,824

[1]	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table for 2017 on page ____ under “Non-Equity Incentive Plan Compensation.”
[2]

The equity portion of the 2015-2017 LTIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing price of the Company’s common stock on the NYSE on March 12, 2018 ($3.93).

[3]	Mr. Hall’s 2015-2017 LTIP units were prorated because he joined the Company in July 2016.

Restricted Stock Units. Restricted stock units (“RSUs”) are granted to the NEOs under the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each NEO in June 2017. The RSUs vest in three equal amounts with vesting dates of June 21, 2018, June 21, 2019, and June 21, 2020. See Grants of Plan-Based Awards for 2017 on page ______.

In December 2014, the committee amended the 2010 Stock Incentive Plan and Key Employee Deferred Compensation Plan so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents. In February 2017, the committee amended the 2010 Stock Incentive Plan so unvested RSUs are forfeited by participants upon termination of employment in advance of vesting, with the exception of termination due to retirement if certain criteria are met. In the case of an employee retiring before the amendment, RSU recipients aged 55 or above, and who had at least 10 years of service, were eligible to receive their unvested RSUs. For 2017, and future awards, in order to incentivize RSU recipients to continue working for the Company, the committee amended the RSU awards to require both an age and years of service trigger in order to qualify for vesting of the RSUs as of the employee’s retirement. The amendment provides that for purposes of the RSU awards, RSU recipients who retire under Hecla Mining Company’s Retirement Plan must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have

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COMPENSATION DISCUSSION AND ANALYSIS

7 or more years of service with the Company; or (iii) 68, in order to receive their unvested RSUs after retirement. If one of the above requirements are met, the recipient will receive their RSUs on the original vesting dates.

In June 2017, we granted RSUs to 91 employees, including all NEOs, under the 2010 Stock Incentive Plan.

Performance-based Shares. We grant performance-based share awards to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the market performance of our common stock relative to the performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

In June 2017, the committee granted performance-based shares to our NEOs, with a grant date fair value listed below. The value of these performance-based shares will be based on the TSR of our common stock for the three-year period from January 1, 2017 through December 31, 2019, based on the percentile rank listed below within a group of peer companies.

NEO	Grant Date Value of Performance-based Shares	Target Number of Shares[1]
Phillips S. Baker, Jr.	$600,000	102,215
Lawrence P. Radford	$120,000	20,443
Lindsay A. Hall	$120,000	20,443
Dr. Dean W.A. McDonald	$80,000	13,629
David C. Sienko	$50,000	8,518

[1]	Target number of shares is determined by dividing the grant date fair value of the performance-based shares by the closing price of our common stock on the NYSE on June 7, 2017 ($5.87).

Company TSR Rank Among Peers	TSR Performance Multiplier
50th percentile	Threshold award at 50% of target
60th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2019) will be based on the grant date share price (June 7, 2017) of $5.87.

Hecla’s TSR performance versus that of our peer group will be based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2017, as the base price and average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

For the industry peer group used for purposes of the 2017-2019 TSR performance-based award discussed above is listed on page _____.

2015 – 2017 Performance-based Shares – Analysis and Decision. On July 1, 2015, the committee granted 204,918 performance-based shares of Hecla’s common stock to our CEO.

To determine the relative share performance, Hecla’s TSR performance versus that of peer group companies was based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2015, as the base price, compared with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ending December 31, 2017).

2018 Proxy Statement 53

COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the calculation of the performance-based share results at the end of the three-year performance period on December 31, 2017. Hecla’s TSR ranked 6th among the 14 companies in the peer group based on TSR from 2015 through 2017, including dividends paid during that period. Ranking 6th places Hecla at 61.5% among the peer companies, which equates to an award value of $518,750 or 212,602 shares at the $2.44 closing price of Hecla’s common stock on July 1, 2015.

TOTAL SHAREHOLDER RETURN – January 1, 2015 through December 31, 2017
Peer Name	Average Stock Price over 60-day period leading up to 1/1/2015 ($)	Average Stock Price over 60-day period leading up to 12/31/17 ($)	Dividends Paid (1/1/14 thru 12/31/17) ($)	TSR thru 12/31/17 (%)	Rank (#)	Payout ($)
IAMGOLD	2.27	5.60	0.00	146.70	1	1,000,000
B2 Gold	1.93	3.44	0.00	78.24	2	903,750
SSR Mining*	5.12	8.61	0.00	68.16	3	807,500
Coeur Mining	4.40	7.39	0.00	67.95	4	711,250
Pan American Silver	9.69	15.23	0.43	61.56	5	615,000
Hecla	2.51	3.95	0.03	58.57	6	518,750
TARGET PAYOUT						500,000
Detour Gold	8.83	13.51	0.00	53.00	7	345,000
THRESHOLD PAYOUT						250,000
First Majestic Silver	4.77	6.84	0.00	43.40	8	0
Centerra Gold	5.37	7.33	0.28	41.71	9	0
Alamos Gold	7.25	6.34	0.08	-11.45	10	0
Endeavour Silver	2.54	2.19	0.00	-13.78	11	0
New Gold	4.14	3.20	0.00	-22.71	12	0
Tahoe Resources	14.88	4.51	0.61	-65.59	13	0
Primero Mining	3.82	0.07	0.00	-98.17	14	0
AuRico Gold**

*	SSR Mining was previously called Silver Standard Resources.
**	AuRico gold merged into Alamos gold in 2015.

Stock Options. In the past six years, we have not issued any stock options to our NEOs (or any other employee). Any stock options granted under the 2010 Stock Incentive Plan will be issued with an exercise price based on the fair market value (the closing sales price of our common stock on the NYSE on the date of grant).

Other

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our AIP and LTIP, and RSUs granted under the 2010 Stock Incentive Plan. Participants may elect to have their deferred base salary and AIP or LTIP awards valued based on Hecla common stock and credited to a stock account. Deferred RSUs are credited to a stock account. The KEDCP provides for discretionary matching contributions on base salary, AIP and LTIP amounts deferred to a stock account and discretionary company contributions that are credited to a participant’s stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive

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COMPENSATION DISCUSSION AND ANALYSIS

no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2017 table on page _______.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that, all U.S. salaried employees, including the NEOs, are eligible to participate in the Hecla Mining Company Retirement Plan (the “Retirement Plan”), the Capital Accumulation Plan (a 401(k) plan, which includes matching contributions by Hecla up to 6%), health, vision, dental coverage, and paid time off, including vacations and holidays. All Canadian salaried employees, including NEOs, are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Retirement Plan, upon normal retirement, each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are in the narrative accompanying the Pension Benefits table on page ______. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and the reduction of benefits, if any, due to a deferral of salary made under our KEDCP, will be paid out of our general funds to any employee who may be adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of AIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Clawback Policy

At its February 2013 meeting, the Compensation Committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s AIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as and to the extent it deems appropriate, including with respect to intent or level of culpability of the relevant individual(s), seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

In December 2015, the Compensation Committee amended each of our incentive plans (AIP, LTIP, KEDCP, and 2010 Stock Incentive Plan) to include a clawback provision consistent with the clawback policy described above.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

2018 Proxy Statement 55

COMPENSATION DISCUSSION AND ANALYSIS

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled Change in Control and Termination on page _____.

The termination of employment provisions of the CIC Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all of these objectives serve our shareholders’ interests. The committee also believes that change in control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We take into account certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”), generally provides that compensation in excess of $1 million paid to the CEO and certain other NEOs (“covered employees”) of a public company will not be deductible for U.S. federal income tax purposes.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

Effective for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m) for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017. Thus, it is anticipated that future compensation in excess of $1 million paid to covered employees will not be deductible for U.S. federal income tax purposes.

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COMPENSATION DISCUSSION AND ANALYSIS

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated our plans appropriately to comply with Section 409A.

Future Compensation Actions

Base Salaries for 2018

Due to the low prices of metals in 2015, the Compensation Committee approved salary reductions for calendar year 2016. Our CEO’s base salary was reduced by 20%, and our other NEOs’ base salaries were reduced by 10%. Effective January 1, 2017, base salaries were restored to pre-2016 levels. Base salaries are reviewed mid-year, and in June 2017, Mr. Baker’s base salary was increased from $605,000 to $635,000. All other NEOs’ base salaries remained the same.

NEO	1/1/18 to 6/30/18 Salary ($)
Phillips S. Baker, Jr.	635,000
Lindsay A. Hall	380,000
Lawrence P. Radford	380,000
Dr. Dean W.A. McDonald	275,000
David C. Sienko	250,000

2018 AIP

The committee has not yet approved the goals for the 2018 AIP.

2018 Proxy Statement 57

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding LTIP Periods

Below we provide the current three-year LTIP periods that are outstanding.

2016-2018 LTIP

In February 2016, the committee approved the 2016-2018 LTIP, which has a target unit value of $100. The 2016-2018 LTIP has the same factors as the 2015-2017 LTIP, with a maximum potential payout of $375 per unit.

2016-2018 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
423	100 (184)	$100.00
363	40 (124)	$50.00
353	30 (114)	$25.00
323	0 (84)	$5.00

Cash Flow
% of Target	Unit Value
115%	$100.00
110%	$50.00
105%	$35.00
100%	$25.00
90%	$15.00
Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
93.0	31.0	$75.00
89.5	29.5	$50.00
87.0	29.0	$25.00
84.0	28.0	$10.00

Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$100.00
90%	$75.00
80%	$50.00
70%	$35.00
60%	$25.00
50%	$15.00
<50%	$0.00

2017-2019 LTIP

In February 2017, the committee approved the 2017-2019 LTIP, which has a target unit value of $100. The 2017-2019 LTIP has four factors, three of which are repeat factors from the 2016-2018 LTIP, with a maximum potential payout of $375 per unit. The three factors include: silver equivalent reserve growth (gold is converted into silver equivalent at a ratio of 71 to 1), silver equivalent production growth (includes silver and gold, but not base metals), and total shareholder return. The fourth factor is mine site operating cash flow less capital, which replaces the cash flow goal from previous plans. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

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COMPENSATION DISCUSSION AND ANALYSIS

2017-2019 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
405.6	90 (175)	$75.00
375.6	60 (145)	$50.00
345.6	30 (115)	$25.00
315.6	0 (85)	$5.00
Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
100.0	33.3	$100.00
96.0	32.0	$75.00
93.0	31.0	$50.00
90.0	30.0	$25.00
85.0	28.3	$10.00

Mine Site Operating Cash Flow Less Capital
Cash Target (millions)	Unit Value
$375	$100.00
$350	$50.00
$300	$25.00
$250	$5.00
Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$100.00
90%	$90.00
80%	$75.00
70%	$50.00
60%	$30.00
50%	$25.00
<50%	$0.00

2018 Proxy Statement 59

COMPENSATION DISCUSSION AND ANALYSIS

2018-2020 LTIP

In February 2018, the committee approved the 2018-2020 LTIP, which has a target unit value of $100. The 2018-2020 LTIP has four factors, which are repeat factors from the 2017-2019 LTIP, with a maximum potential payout of $375 per unit. The four factors include: silver equivalent reserve growth (gold is converted into silver equivalent at a ratio of 71 to 1), silver equivalent production growth (includes silver and gold, but not base metals), total shareholder return and mine site operating cash flow less capital.

2018-2020 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth
Silver Equivalent Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
427.6	90 (170)	$75.00
397.6	60 (140)	$50.00
367.6	30 (110)	$25.00
337.6	0 (80)	$10.00
Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
105.0	35.0	$100.00
96.0	32.0	$75.00
90.0	30.0	$50.00
86.0	28.7	$25.00
80.0	26.7	$10.00

Mine Site Operating Cash Flow Less Capital
Cash Target (millions)	Unit Value
$425	$100.00
$375	$50.00
$350	$25.00
$330	$10.00
Total Shareholder Return
Ranking within Peer Group Companies	Unit Value
Top 2	$100.00
Top 4	$75.00
Top 6	$50.00
Top 8	$25.00
<Top 8	$0.00

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the Compensation Committee Report. There are no members of the Compensation Committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted by The Compensation Committee of the Board of Directors Terry V. Rogers, Chair Catherine J. Boggs Ted Crumley George R. Nethercutt, Jr.

2018 Proxy Statement 61

COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table for 2017

The following compensation tables provide information regarding the compensation of our CEO, CFO, and three other most highly compensated officers for the year ended December 31, 2017.

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)		Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[4] ($)		All Other Compensation ($)		Total ($)
Phillips S. Baker, Jr.	2017	618,750	842,802	[5]	2,473,625	1,017,111		18,306	[7]	4,970,594
President and CEO	2016	484,000	1,190,811		2,876,375	924,335		15,900		5,491,421
	2015	605,000	1,151,290		1,768,250	599,477		15,900		4,139,917
Lindsay A. Hall[8]	2017	380,000	413,558	[5]	701,926	143,281	[6]	17,790	[7]	1,656,555
Senior Vice President	2016	156,750	344,999		326,027	13,146		9,200		850,122
and CFO	2015	0	0		0	0		0		0
Lawrence P. Radford	2017	380,000	413,558	[5]	1,170,850	160,820		18,306	[7]	2,143,534
Senior Vice President – Operations	2016	342,000	345,000		1,388,650	125,898		15,900		2,217,448
	2015	380,000	335,000		890,000	105,114		15,900		1,726,014
Dr. Dean W. A. McDonald[8]	2017	275,000	345,705	[5]	917,900	241,254	[6]	17,402	[7]	1,797,261
Senior Vice President – Exploration	2016	247,500	300,000		882,600	196,766		15,900		1,642,766
	2015	275,000	300,000		580,000	110,743		15,900		1,281,643
David C. Sienko	2017	250,000	182,566	[5]	574,475	95,618		62,394	[7]	1,165,053
Vice President and General Counsel	2016	225,000	154,000		723,775	82,310		15,900		1,200,985
	2015	250,000	154,001		397,000	36,365		15,900		853,266

[1]	Salary amounts include base salary both earned and paid in cash during the fiscal year listed.
[2]

Represents RSUs awarded and performance-based shares granted in each of fiscal years 2017, 2016 and 2015. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 9 – Stockholders’ Equity to our calendar year 2017 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 15, 2018 (the “Form 10-K”). RSUs vest in three substantially equal annual installments beginning on June 21 the following year from the date they are granted. Consistent with the requirements of ASC Topic 718, the value of performance-based shares is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte-Carlo simulation. Please see the Grants of Plan-Based Awards for 2017 table on page _____ for more information about the awards granted in 2017.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

[3]

This column represents the performance payments awarded and earned by the NEOs for the calendar years 2015, 2016 and 2017 under our AIP and for the LTIP plan periods 2013-2015, 2014-2016, and 2015-2017. The 2015 AIP and 2013-2015 LTIP awards were paid 50% in cash and 50% in common stock. The 2016 AIP and 2014-2016 LTIP awards were paid 75% in cash and 25% in common stock. The 2017 AIP was paid 100% in cash, and the 2015-2017 LTIP awards were paid 50% in cash and 50% in common stock. The awards for each of the plan years are as follows:

Name	Year	AIP Award ($)	LTIP Plan Period	LTIP Units (#)		Unit Value ($)	LTIP Award ($)	Total AIP and LTIP ($)	Total AIP and LTIP Paid in Cash ($)	Total AIP and LTIP Paid in Shares (#)
Baker	2017	476,250	2015-2017	9,500		210.25	1,997,375	2,473,625	1,475,238	254,119	*
	2016	907,500	2014-2016	9,500		207.25	1,968,875	2,876,375	2,157,281	108,789
	2015	695,750	2013-2015	8,250		130.00	1,072,500	1,768,250	884,125	374,629
Hall	2017	285,000	2015-2017	1,983	(i)	210.25	416,926	701,926	493,463	53,044	*
	2016	205,200	2014-2016	583	(i)	207.25	120,827	326,027	244,520	12,331
	2015	0	2013-2015	0		0	0	0	0	0
Radford	2017	456,000	2015-2017	3,400		210.25	714,850	1,170,850	813,425	90,948	*
	2016	684,000	2014-2016	3,400		207.25	704,650	1,388,650	1,041,486	52,521
	2015	500,000	2013-2015	3,000		130.00	390,000	890,000	445,000	188,559
McDonald	2017	371,250	2015-2017	2,600		210.25	546,650	917,900	644,575	69,548	*
	2016	343,750	2014-2016	2,600		207.25	538,850	882,600	661,950	33,381
	2015	242,000	2013-2015	2,600		130.00	338,000	580,000	290,000	122,881
Sienko	2017	175,000	2015-2017	1,900		210.25	399,475	574,475	374,738	50,824	*
	2016	330,000	2014-2016	1,900		207.25	393,775	723,775	542,831	27,374
	2015	150,000	2013-2015	1,900		130.00	247,000	397,000	198,500	84,110

	*	Consists only of LTIP awards, which were paid 50% in common stock. The number of shares was determined based on the closing price of Hecla’s common stock on the NYSE on March 12, 2018 ($3.93).
	(i)	Mr. Hall’s 2014-2016 and 2015-2017 LTIP units were prorated due to Mr. Hall joining the Company in July 2016.
[4]

The amounts reported in this column for 2017 are changes between December 31, 2016 and December 31, 2017 in the actuarial present value of the accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable calendar years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determine a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.

[5]

Includes: (i) restricted stock units granted to each NEO on June 7, 2017, and (ii) performance-based shares awarded to each NEO on June 7, 2017. See Grants of Plan-Based Awards for 2017 table on page ____ and Performance-based Shares on page _____ for a description of the performance-based shares.

[6]

As non-U.S. citizens, Mr. Hall and Dr. McDonald are not participants in the Hecla Mining Company Retirement Plan, or the unfunded SERP. In lieu of participation in these plans, Mr. Hall and Dr. McDonald are expected to receive a similar benefit as if they had participated in these plans. See Retirement Plan on page _____ for a description of non-U.S. employee’s retirement benefits.

[7]	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)	Other ($)		Total ($)
Baker	16,200		2,106			18,306
Hall	16,200	(i)	1,590			17,790
Radford	16,200		2,106			18,306
McDonald	16,200	(i)	1,202			17,402
Sienko	16,200		1,626	44,568	(ii)	62,394

(i)

These amounts are in lieu of 401(k) match made on behalf of Mr. Hall and Dr. McDonald. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Mr. Hall and Dr. McDonald are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.

	(ii)	Commission and closing costs paid on the sale of Mr. Sienko’s home in Chicago.
[8]

Mr. Hall and Dr. McDonald receive their compensation in Canadian funds. The amounts reported for Mr. Hall and Dr. McDonald are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.

2018 Proxy Statement 63

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows all plan-based awards granted to the NEOs during 2017.

Grants of Plan-Based Awards for 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[1] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillips S. Baker, Jr.
Restricted Stock Units[2]	6/7/17							85,179	500,001
Performance-based Shares[3]	6/7/17				51,108	102,215	204,430	102,215	342,801
LTIP[4]		0	1,140,000	4,275,000
AIP[5]		0	635,000	1,270,000
Lindsay A. Hall
Restricted Stock Units[2]	6/7/17							58,773	344,998
Performance-based Shares[3]	6/7/17				10,222	20,443	40,886	20,443	68,560
LTIP[4]		0	500,000	1,875,000
AIP[5]		0	380,000	760,000
Lawrence P. Radford
Restricted Stock Units[2]	6/7/17							58,773	344,998
Performance-based Shares[3]	6/7/17				10,222	20,443	40,886	20,443	68,560
LTIP[4]		0	500,000	1,875,000
AIP[5]		0	380,000	760,000
Dr. Dean W.A. McDonald
Restricted Stock Units[2]	6/7/17							51,107	299,998
Performance-based Shares[3]	6/7/17				6,815	13,629	27,258	13,629	45,707
LTIP[4]		0	360,000	1,350,000
AIP[5]		0	275,000	550,000
David C. Sienko
Restricted Stock Units[2]	6/7/17							26,235	153,999
Performance-based Shares[3]	6/7/17				4,259	8,518	17,036	8,518	28,567
LTIP[4]		0	300,000	1,125,000
AIP[5]		0	175,000	350,000

[1]

The restricted stock unit amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 9 – Stockholders’ Equity to our calendar year 2017 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 15, 2018 (the “Form 10-K”). Annual RSUs vest in three substantially equal annual installments beginning on June 21 in the following year from the date they are granted. Consistent with the requirements of ASC Topic 718, the value of performance-based shares is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte-Carlo simulation. Please see the Grants of Plan-Based Awards for 2017 table on page _____ for more information about the awards granted in 2017.

[2]

Represents the number of RSUs granted on June 7, 2017 to the NEOs under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2018, one-third on June 21, 2019, and one-third on June 21, 2020, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 7, 2017 ($5.87).

[3]

Represents the number of performance-based shares of Hecla common stock, having a target value for each NEO of: Baker, $600,000; Hall, $120,000; Radford, $120,000; McDonald, $80,000; and Sienko, $50,000, with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) awarded to the NEOs under the 2010 Stock Incentive Plan. Determination of the actual number of these performance-based shares to be received by the NEOs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2017 through December 31, 2019, based on the following percentile rank within peer group companies:

●	100th percentile rank = maximum award at 200% of target;
●	60th percentile rank = target award at grant value;
●	50th percentile rank = threshold award at 50% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2017, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

[4]

Represents the potential value of the payout for each NEO under the 2017-2019 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The business measurements and performance goals for determining the payout are described in the Compensation Discussion and Analysis beginning on page _____. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $100; and Maximum, $375. The number of units awarded to each NEO for the 2017-2019 LTIP period are as follows:

NEO	2017-2019 LTIP Units (#)
Baker	11,400
Hall	5,000
Radford	5,000
McDonald	3,600
Sienko	3,000

[5]

Represents the potential value of the payout for each NEO under the 2017 AIP described on page _____. The total payout to each NEO under the 2017 AIP is described in footnote 3 to the Summary Compensation Table on page _____.

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and unvested performance-based shares. There were no unexercised stock options held by any NEO at year-end.

Outstanding Equity Awards at Fiscal Year-End for 2017

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Phillips S. Baker, Jr.	229,243	910,095
			113,636	[4]	451,135
			102,215	[5]	405,794
Lindsay A. Hall	95,691	379,893	20,443	[5]	81,159
Lawrence P. Radford	156,810	622,536	20,443	[5]	81,159
Dr. Dean W. A. McDonald	137,544	546,050	13,629	[5]	54,107
David C. Sienko	70,607	280,310	8,518	[5]	33,816

[1]

The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date.

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Hall	Radford	McDonald	Sienko
6/21/18	134,578	38,050	91,492	80,745	41,450
6/21/19	66,272	38,050	45,727	39,763	20,412
6/21/20	28,393	19,591	19,591	17,036	8,745
Total	229,243	95,691	156,810	137,544	70,607

[2]	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 29, 2017, which was $3.97.
[3]	The market value of the performance-based shares is based on the closing market price of our common stock on the NYSE as of December 29, 2017, which was $3.97.
[4]	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2016 through December 31, 2018.
[5]	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2017 through December 31, 2019.

2018 Proxy Statement 65

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2017 for each of the NEOs, and the value realized on the exercise of options and vesting of stock awards during calendar year 2017.

Option Exercises1 and Stock Vested for 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Phillips S. Baker, Jr.	212,602	[3]	0	[2]
	68,306	[4]	0	[2]
	37,878	[5]	0	[2]
	50,505	[6]	0	[2]
Lindsay A. Hall	18,459	[5]	95,802
Lawrence P. Radford	45,765	[4]	237,520
	26,137	[5]	135,651
	33,838	[6]	179,680
Dr. Dean W.A. McDonald	40,983	[4]	212,702
	22,728	[5]	117,958
	30,303	[6]	160,909
David C. Sienko	21,038	[4]	109,187
	11,666	[5]	60,547
	15,556	[6]	82,602

[1]	There were no stock options exercised in 2017. All remaining stock options expired in May 2015.
[2]

Mr. Baker deferred the shares into his stock account under the terms of the KEDCP. He may not receive the shares until a “Distributable Event,” as defined under the KEDCP, and will not realize value until the shares are distributed to him. The shares are included in the Nonqualified Deferred Compensation for 2017 table on page ____.

[3]

Performance-based shares received in March 2018 based on the TSR of Hecla common stock for the three-year period from January 1, 2015 through December 31, 2017. The share price was determined by using the closing price of Hecla’s common stock on the NYSE on July 1, 2015 ($2.44), the date of grant of the performance-based shares. See 2015-2017 Performance-based Shares – Analysis and Decision on page _____, for further discussion.

[4]

The NEOs were granted these RSUs on July 1, 2015. On June 21, 2017, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $5.19, which was the closing sales price of our common stock on the NYSE on June 21, 2017.

[5]

The NEOs were granted these RSUs on June 7, 2016. On June 21, 2017, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $5.19, which was the closing sales price of our common stock on the NYSE on June 21, 2017.

[6]

The NEOs were granted these RSUs on June 23, 2014. On June 25, 2017, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $5.31, which was the closing sales price of our common stock on the NYSE on June 26, 2017.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan and the SERP for the NEOs as of December 31, 2017. The terms and conditions for participation in, and payments from, these plans are described above under “Retirement Plan.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)
Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	16	626,541	0
	Hecla Mining Company Supplemental
	Excess Retirement Plan		5,446,346	0
Lindsay A. Hall[1]	Hecla Mining Company Retirement Plan	1	58,078	0
	Hecla Mining Company Supplemental
	Excess Retirement Plan		98,349	0
Lawrence P. Radford	Hecla Mining Company Retirement Plan	6	232,116	0
	Hecla Mining Company Supplemental
	Excess Retirement Plan		390,830	0
Dr. Dean W.A. McDonald[1]	Hecla Mining Company Retirement Plan	11	505,545	0
	Hecla Mining Company Supplemental
	Excess Retirement Plan		922,746	0
David C. Sienko	Hecla Mining Company Retirement Plan	7	211,910	0
	Hecla Mining Company Supplemental
	Excess Retirement Plan		218,816	0

[1]

As non-U.S. citizens, Mr. Hall and Dr. McDonald are not participants in the Retirement Plan, or the unfunded SERP. In lieu of participation in these plans, Mr. Hall and Dr. McDonald are expected to receive a similar benefit.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2017. None of the NEOs, including our CEO has deferred any cash under our KEDCP. The only deferrals under the KEDCP have been from our CEO, who has deferred vested common stock awards.

Nonqualified Deferred Compensation for 2017

Name	Executive Stock Contributions in Last FY (#)	Registrant Contributions in Last FY (#)	Aggregate Earnings in Last FY (#)	Aggregate Withdrawals/ Distributions (#)	Aggregate Balance of Stock at Last FYE (#)
Phillips S. Baker, Jr.	541,614[1]	8,775	—	—	1,439,298[2]
Lindsay A. Hall[3]	—	—	—	—	—
Lawrence P. Radford	—	—	—	—	—
Dr. Dean W. A. McDonald[3]	—	—	—	—	—
David C. Sienko	—	—	—	—	—

[1]

Vested stock deferred into the KEDCP in 2017. Includes: (i) shares awarded under the 2016 AIP and 2014-2016 LTIP in April 2017, (ii) performance-based shares that vested in January 2017, and (iii) restricted stock units that vested in 2017.

[2]	Total amount of deferred shares held under the KEDCP as of December 31, 2017.
[3]	Canadian employees are not eligible to participate in our deferred compensation plan.

2018 Proxy Statement 67

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, cash or equity awards earned under the LTIP and AIP, and any vested RSUs or vested performance-based shares granted under the 2010 Stock Incentive Plan. Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, AIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (performance-based shares) under the 2010 Stock Incentive Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, AIP or LTIP awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the Compensation Committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees”; (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Potential Payments Upon Termination or Change in Control

We have a change in control agreement (“CIC Agreement”) with each of our NEOs (Messrs. Baker, Hall, McDonald, Radford and Sienko).

The CIC Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is three years from the Effective Date (except for Messrs. Radford and Hall who each have a term of two years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things that, in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive prior to the Effective Date. For Messrs. Radford and Hall, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

An NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits.

The following table summarizes the circumstances under which our NEOs receive severance benefits upon termination or a change in control.

Summary of Potential Payments Upon Termination or Change in Control

Compensation Element	Change in Control	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement
Base Salary	Messrs. Baker, McDonald and Sienko receive 3x their annual base salary. Messrs. Hall and Radford receive 2x their annual base salary.	N/A	N/A	N/A	N/A
Annual Incentive (AIP)	Messrs. Baker, McDonald and Sienko receive 3x the highest AIP paid in the last three years. Messrs. Hall and Radford receive 2x the highest AIP paid in the last three years.	N/A	N/A	N/A	N/A

2018 Proxy Statement 69

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Compensation Element	Change in Control	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement
Long-term Incentive (LTIP)	Messrs. Baker, McDonald and Sienko receive 3x the highest LTIP paid in the last three years. Messrs. Hall and Radford receive 2x the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment.	N/A	N/A

In order to qualify for vesting of long-term award benefits, the employee must retire under the Hecla Mining Company Retirement Plan, and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

RSUs	All unvested RSUs will vest upon a change in control.	All unvested RSUs shall vest immediately as of the date of such Disability or Death, and shall be delivered to the spouse or beneficiary.	N/A	N/A

If an employee retires before their restricted stock units have vested, they must meet certain requirements in order for their restricted stock units to continue to vest based on the applicable vesting schedule. In order to qualify for vesting of RSUs, the employee must retire under the Hecla Mining Company Retirement Plan, and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Performance-based Shares	All unearned performance-based shares will immediately become earned and vested at 100% of target level as of the date of the change in control.	The TSR performance goal will be deemed achieved at 100% of target level as of the date of such Disability or Death, and shall be delivered to the spouse or beneficiary.	N/A	N/A

In order to qualify for vesting of unearned performance-based shares, the employee must retire under the Hecla Mining Company Retirement Plan, and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Health and Welfare Benefits

For Messrs. Baker, McDonald and Sienko - receive 3 years of health and welfare benefits and disability and life insurance premiums would be paid for such 3-year period. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. For Messrs. Hall and Radford, the same would apply, but for 2 years.

		Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation, and the 401(k) match would be deposited in their accounts.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the various scenarios listed above. The amounts shown assume that such termination was effective as of December 31, 2017, and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2017 on page _____, Outstanding Equity Awards at Calendar Year-End for 2017 on page _____, Pension Benefits table on page _____, and the section entitled Nonqualified Deferred Compensation for 2017 for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Phillips S. Baker, Jr.

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control ($)	Disability ($)	Death ($)
Base Salary[1]	1,905,000	—	—
Short-term Performance Compensation[2]	2,722,500	—	—
Unvested Restricted Stock Units[3]	910,095	910,095	910,095
Unearned Performance-based Shares[4]	856,929	856,929	856,929
Long-term Performance Compensation[5]	5,992,125	3,010,702[6]	3,010,702[6]
Benefits & Perquisites:
Health and Welfare Benefits[7]	59,148	—	—
Life Insurance Benefits[8]	11,103	—	—
Outplacement	20,000	—	—
Total	12,476,900	4,777,726	4,777,726

Termination Payments and Benefits for Lindsay A. Hall

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control ($)	Disability ($)	Death ($)
Base Salary[1]	760,000	—	—
Short-term Performance Compensation[2]	570,000	—	—
Unvested Restricted Stock Units[3]	379,893	379,893	379,893
Unearned Performance-based Shares[4]	81,159	81,159	81,159
Long-term Performance Compensation[5]	833,852	809,126[6]	802,120[6]
Benefits & Perquisites:
Health and Welfare Benefits[7]	9,192	—	—
Life Insurance Benefits[8]	6,444	—	—
Outplacement	20,000	—	—
Total	2,660,540	1,270,178	1,270,178

2018 Proxy Statement 71

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Termination Payments and Benefits for Lawrence P. Radford

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control ($)	Disability ($)	Death ($)
Base Salary[1]	760,000	—	—
Short-term Performance Compensation[2]	1,368,000	—	—
Unvested Restricted Stock Unit[3]	622,536	622,536	622,536
Unearned Performance-based Shares[4]	81,159	81,156	81,159
Long-term Performance Compensation[5]	1,429,700	1,161,514[6]	1,161,514[6]
Benefits & Perquisites:
Health and Welfare Benefits[7]	26,376	—	—
Life Insurance Benefits[8]	7,402	—	—
Outplacement	20,000	—	—
Total	4,315,173	1,865,206	1,865,206

Termination Payments and Benefits for Dean W.A. McDonald

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control ($)	Disability ($)	Death ($)
Base Salary[1]	825,000	—	—
Short-term Performance Compensation[2]	1,113,750	—	—
Unvested Restricted Stock Units[3]	546,050	546,050	546,050
Unearned Performance-based Shares[4]	54,107	54,107	54,107
Long-term Performance Compensation[5]	1,639,950	866,648[6]	866,648[6]
Benefits & Perquisites:
Health and Welfare Benefits[7]	13,788	—	—
Life Insurance Benefits[8]	8,151	—	—
Outplacement	20,000	—	—
Total	4,220,796	1,466,805	1,466,805

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Termination Payments and Benefits for David C. Sienko

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control ($)	Disability ($)	Death ($)
Base Salary[1]	750,000	—	—
Short-term Performance Compensation[2]	990,000	—	—
Unvested Restricted Stock Units[3]	280,310	280,310	280,310
Unearned Performance-based Shares[4]	33,816	33,816	33,816
Long-term Performance Compensation[5]	1,198,425	639,473[6]	639,473[6]
Benefits & Perquisites:
Health and Welfare Benefits[7]	17,496	—	—
Life Insurance Benefits[8]	9,531	—	—
Outplacement	20,000	—	—
Total	3,299,578	953,599	953,599

[1]	Represents three times annual base salary for Messrs. Baker, McDonald and Sienko. Represents two times annual base salary for Messrs. Radford and Hall.
[2]

Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker, McDonald and Sienko. Represents two times the highest annual incentive payment paid in the last three years to Messrs. Radford and Hall.

[3]

In the event of a change in control, any unvested RSUs shall become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unvested RSUs shall become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 29, 2017 ($3.97). Please see the Outstanding Equity Awards at Calendar Year-End for 2017 table on page ____ for more information.

[4]

For unearned performance-based shares, the values included in the table are based on the number of unearned performance-based shares that would have vested if termination occurred on the last business day of 2017, assuming target performance (215,851 shares for Mr. Baker, 20,443 shares for Mr. Hall, 20,443 shares for Mr. Radford, 13,629 shares for Dr. McDonald, and 8,518 shares for Mr. Sienko), multiplied by the closing price of our common stock on the NYSE on December 29, 2017 ($3.97). In the event of a change in control, any unearned performance-based shares shall become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares shall become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2017, assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 29, 2017 ($3.97). Please see the Outstanding Equity Awards at Calendar Year-End for 2017 table on page _____ for more information.

[5]

Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker, McDonald and Sienko. Represents two times the highest long-term incentive payment paid in the last three years for Messrs. Radford and Hall.

[6]	Represents the prorated portion of outstanding LTIP plans for 2015-2017, 2016-2018 and 2017-2019.
[7]

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Baker, McDonald and Sienko under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Radford and Hall under our health and welfare benefit plans for two years upon a termination following a change in control.

[8]	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

2018 Proxy Statement 73

COMPENSATION OF NAMED EXECUTIVE OFFICERS

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable in order to motivate our employees to create shareholder value. Our Compensation Committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. Pursuant to SEC guidance, the Compensation Committee reviewed a comparison of CEO pay to the pay of our “median employee”. The median employee was determined from a review of all employees as of December 31, 2017. In this review, we applied the average 2017 U.S. Dollar exchange rate, as reported by Bloomberg, to the Canadian Dollar and the Mexican Peso. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure.

We determined our median employee by ranking employees from highest to lowest, excluding our CEO, based on W-2 earning statements or comparable annual earnings statements for non-U.S. employees.

The total compensation for the median employee was calculated in the same manner as the total compensation shown for our CEO in the Summary Compensation Table for 2017 on page ____, including:

●	Base Pay received in 2017;
●	Overtime pay received in 2017;
●	Annual Incentive Pay received for performance in 2017;
●	Long Term Incentive Plan payments received for 2017;
●	Accounting grant date value of PSU and RSU awards;
●	Increases to pension value; and
●	401(k) Plan/ Registered Retirement Savings Plan (“RRSP”) match, or bonus match in lieu of 401(k) match made during 2017.

The total compensation of our CEO was $4,968,488 for 2017, and the median of the annual total compensation of all our employees (other than our CEO) for 2017 was $97,982. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 50.7 to 1.

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OTHER BENEFITS

OTHER BENEFITS

Retirement Plan

With the exception of our NEOS who are Canadian citizens, and certain hourly employees, our NEOs participate in the Hecla Mining Company Retirement Plan (the “Retirement Plan”), which covers substantially all our U.S. employees. Canadian employees participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan (“RRSP”) is a tax-deferred individual savings plan available to Canadian employees. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $215,000, subject to specified adjustments, and is calculated using earnings not in excess of $275,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or annual incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with an Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

2018 Proxy Statement 75

OTHER BENEFITS

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2017 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2017.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35
$100,000	$5,731	$11,463	$17,194	$22,926	$28,657	$34,388	$40,120
150,000	10,106	20,213	30,319	40,426	50,532	60,638	70,745
200,000	14,481	28,963	43,444	57,926	72,407	86,888	101,370
250,000	18,956	37,713	56,569	75,426	94,282	113,138	131,995
300,000	23,231	46,463	69,694	92,926	116,157	139,388	162,620
350,000	27,606	55,213	82,819	110,426	138,032	165,638	193,245
400,000	31,981	63,963	95,944	127,926	159,907	191,888	223,870
450,000	36,356	72,713	109,069	145,426	181,782	218,138	254,495
500,000	40,731	81,463	122,194	162,926	203,657	244,388	285,120
550,000	45,106	90,213	135,319	180,426	225,532	270,638	315,745
600,000	49,481	98,963	148,444	197,926	247,407	296,888	346,370
650,000	53,856	107,713	161,569	215,426	269,282	323,138	376,995
700,000	58,231	116,463	174,694	232,926	291,157	349,388	407,620
750,000	62,606	125,213	187,819	250,426	313,032	375,638	438,245
800,000	66,981	133,963	200,944	267,926	334,907	401,888	468,870
850,000	71,356	142,713	214,069	285,426	356,782	428,138	499,495
900,000	75,731	151,463	227,194	302,926	378,657	454,388	530,120
950,000	80,106	160,213	240,319	320,426	400,532	480,638	560,745
1,000,000	84,481	168,963	253,444	337,926	422,407	506,888	591,370

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2017, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 16 years; L. Radford, 6 years; D. McDonald, 11 years; D. Sienko, 7 years; and L. Hall, 1 year.

76 www.hecla-mining.com

PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Our Board, pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your vote to approve, on an advisory basis, the compensation of our NEOs as set forth under the heading Compensation Discussion and Analysis beginning on page ___ and in the accompanying compensation tables beginning on page _____, and related material. The Board believes strongly that the Company’s current executive compensation program is right for the Company and our shareholders at the current time. The Company’s executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase shareholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. The Company also seeks to provide both near-term and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long-term. Their tenure with the Company ranges from approximately one year to 16 years, providing the Company with consistent, steady and experienced leadership that has been able to guide the Company to consistent strong financial performance over multi-year periods.

The Board strongly believes in the effectiveness and appropriateness of our executive compensation program. We believe this confidence is shared by our shareholders, as evidenced by the favorable 96% vote on the proposal to approve NEO compensation presented at last year’s annual meeting. Our compensation practices did not substantially change in calendar year 2017, and the Board hopes our shareholders will continue to believe in the effectiveness and appropriateness of our executive compensation program, and will express that belief through a favorable vote on this proposal at this Annual Meeting.

The vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

We are asking shareholders to approve the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, described in the Compensation Discussion and Analysis, Summary Compensation Table for 2017, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2018 Annual Shareholders’ Meeting, is hereby APPROVED.”

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

2018 Proxy Statement 77

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

Overview

There are certain provisions in our Certificate of Incorporation (the “Certificate”) and Bylaws that can only be revised through the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors. We refer to these shares as “Voting Stock” and to this voting requirement as “80% supermajority” throughout this Proposal 4 and Proposal 5. Certain of these provisions relate to the authority to call special meetings of shareholders, and currently, only our Board has such authority.

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove those 80% supermajority voting requirements that impact who may call special meetings of shareholders, and replace them with two-thirds voting standards. We refer to this lower voting requirement as “two-thirds vote” throughout this Proposal 4 and Proposal 5. If approved, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2017 Annual Shareholder Meeting. While shareholders owning almost 55% of our Voting Stock voted in favor of these amendments in 2017, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information on page _____. Because our Board continues to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments.

As described more fully under Proposal 5 on page _____, in 2014, 2016 and 2017, we sought the approval of our shareholders to amend the Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws (we refer to this as the “Special Meeting Proposal”). In order to implement the Special Meeting Proposal, an 80% supermajority vote of our shareholders was required. The 80% supermajority vote was not obtained in 2014, 2016 or 2017, and as a result, we were unable to implement the Special Meeting Proposal.

We are again proposing the Special Meeting Proposal at our 2018 Annual Meeting of Shareholders. It is described in Proposal 5 on page _____.

We believe that the 80% supermajority vote requirement is an impediment to implementing the Special Meeting Proposal because of the difficulty in getting the holders of that many shares to vote at a shareholders meeting. If instead of the 80% supermajority provisions, the required vote to implement the Special Meeting Proposal was two-thirds of the Voting Stock, we believe the Special Meeting Proposal would have a better chance to be approved by our shareholders. However, even with the change to the lower two-thirds vote requirement, there is no assurance that the Special Meeting Proposal will be approved by the required vote of our shareholders. See Required Vote, Our Board’s Recommendation and Additional Information on page ______.

78  www.hecla-mining.com

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

Current Provisions in Certificate and Bylaws

Currently, the Certificate states that shareholders can alter, amend or repeal certain Bylaws relating to calling a special meeting of shareholders, only if that action is approved by at least an 80% supermajority vote (this supermajority voting provision is in Article V of the Certificate). Likewise, the Certificate currently states that at least an 80% supermajority vote is necessary to alter, amend or repeal Article VII of the Certificate, which provides that special meetings of shareholders can only be called by our Board. Finally, the Bylaws also contain a similar provision regarding amending the provision therein concerning calling special meetings of shareholders.

Set forth below are the relevant provisions of the Certificate and Bylaws:

Certificate

ARTICLE V.

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence of Article IV or Articles VI, VII or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

2018 Proxy Statement 79

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

Bylaws

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These Bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaws or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4 or 6 of Article II, or Section 1, 2 or 3 of Article III, of these Bylaws.

Proposed Amendments to Certificate and Bylaws

This Proposal 4 proposes to amend the Certificate and Bylaws so that future amendments to certain provisions within the Certificate and the Bylaws can be approved by a two-thirds vote of the outstanding shares rather than an 80% supermajority vote. Specifically, in this Proposal 4, we propose:

●

to amend the 80% supermajority voting requirement in Article V of the Certificate by specifying that the applicable threshold to amend the Bylaw provision relating to special meetings of shareholders is two-thirds. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class;

●

to amend the 80% supermajority voting requirement in Article VII of the Certificate by replacing the reference to “80 percent” with “two-thirds”, solely with respect to the provision in Article VII concerning the ability to call special meetings of shareholders. As a result, any future action by shareholders to alter, amend or repeal the provisions in the Certificate relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class; and

●

to amend the 80% supermajority voting requirement in Article VI of the Bylaws by specifying that with respect to Section 4 of Article II of the Bylaws, the applicable vote threshold is two-thirds to amend. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class.

Required Vote, Our Board’s Recommendation and Additional Information

Our Board is committed to good governance practices and this Proposal 4 is the result of our Board’s ongoing review of our corporate governance principles. As part of that review, our Board recognizes that the chances of obtaining shareholder approval of the Shareholder Meeting Proposal described on page _____ in Proposal 5 in the future (if it is not approved at the 2018 Annual Meeting) may be improved if the changes to the Certificate and Bylaws described in this Proposal 4 are approved by our shareholders. Although Proposal 4 and Proposal 5 will each require the affirmative vote of holders of at least 80% of our outstanding shares of common stock, the approval of one of these proposals is not conditioned on the other, and if Proposal 4 is passed but Proposal 5 is not, then if in the future we again seek approval of the Special Meeting Proposal, it would only need to be approved by the lower two-thirds vote rather than the current 80% supermajority vote.

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PROPOSAL 4 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

After receiving shareholder input and the advice of management and outside advisors, our Board considered the relative weight of the arguments in favor of and opposed to maintaining the 80% supermajority voting requirements described herein. As a result, and based upon the recommendation of the Governance Committee, our Board, at its meeting on February 21, 2018, approved and declared advisable and in our shareholders’ best interests the amendments to the Certificate and Bylaws described in this Proposal 4.

The above description is a summary, and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix A and Appendix B, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

According to our current Certificate and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 80% of our outstanding shares of common stock.

Our Board recommends that shareholders vote “FOR” the amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting requirements and replace them with two-thirds voting standards as described above.

2018 Proxy Statement 81

PROPOSAL 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES

PROPOSAL 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES

Overview

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws, as described below. Currently, shareholders do not have the right to call special shareholder meetings; only our Board can call such meetings. If approved, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2014, 2016 and 2017 Annual Shareholder Meetings. While shareholders owning almost 41%, 47% and 55% of our Voting Stock voted in favor of these amendments in 2014, 2016 and 2017, respectively, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information on page ____. Because our Board continues to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments. In addition, under Proposal 4, we are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove all 80% supermajority voting requirements that impact who may call special meetings of shareholders (other 80% supermajority voting requirements will be unaffected), and replace them with two-thirds voting standards. If Proposal 4 is passed, we believe it will improve the chances that an amendment permitting shareholders to call special meetings of shareholders under certain circumstances, if proposed in the future, would be adopted (if Proposal 5 is not adopted at the 2018 Annual Meeting). However, even if Proposal 4 is approved by the required vote of our shareholders, there is no assurance that this Proposal 5 will be approved by the required vote of our shareholders. See Required Vote, Our Board’s Recommendation and Additional Information on page ____.

Proposed Amendments to Certificate and Bylaws

This Proposal 5 proposes to amend the Certificate and Bylaws to implement the right of shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to compliance with the requirements set forth in our Bylaws, as proposed to be amended.

Our Board believes that establishing an ownership threshold of at least 25% in order for a shareholder (or group of shareholders) to request a special meeting strikes an appropriate balance between enhancing shareholder rights and avoiding the situations that could arise if the threshold were set so low that a small minority of shareholders, including shareholders with special interests, could force the Company to incur the time and expense of convening a special meeting to consider a matter of little or no interest to other shareholders. Organizing and preparing for a special meeting involves significant attention of our Board and management, which could divert their attention from performing their primary functions: to oversee and operate our business in the best interests of

82 www.hecla-mining.com

PROPOSAL 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES

our shareholders. In addition, for every special meeting of shareholders, the Company incurs significant costs. We will continue to maintain our existing governance mechanisms that afford management and our Board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.

Establishing a 25% “net long position” threshold for the right to call a special meeting would ensure that matters proposed for consideration have significant support among our shareholders. A shareholder’s “net long position” is generally defined as the amount of common stock in which the shareholder holds a positive (also known as “long”) economic interest, reduced by the amount of common stock in which the shareholder holds a negative (also known as “short”) economic interest. In addition, requiring that shareholders must have held their stock for at least 120 days helps to ensure that their economic interest in the Company’s affairs is more than transitory. Also during the required 120 day holding period, the Company will continue to make disclosure through its statutory filings, which may provide shareholders with information that might avoid an unnecessary call for special meetings of shareholders.

The proposed amendment to our Bylaws contains procedural and information requirements for shareholders to call a special meeting, including, without limitation, that (i) no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting, (ii) a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary, (iii) no shareholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 120 days before the special meeting request was received by the Secretary, (v) any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold, and (vi) the requesting shareholder’s notice must include information (as specified in the amendment to the Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

Required Vote, Our Board’s Recommendation and Additional Information

Our Board is committed to good governance practices and this Proposal 5 is the result of our Board’s ongoing review of our corporate governance principles. After receiving shareholder input and the advice of management and outside advisors, our Board considered the relative weight of the arguments in favor of and opposed to the ability of shareholders to call special meetings under certain circumstances as described herein. As a result, and based upon the recommendation of the Governance Committee, our Board, at its meeting on February 21, 2018, approved and declared advisable and in our shareholders’ best interests the amendments to the Certificate and Bylaws described in this Proposal 5.

The above description is a summary, and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix C and Appendix D, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Our Board has approved this proposal, and according to our current Certificate and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 80% of our outstanding shares of common stock.

Our Board recommends shareholders vote “FOR” the amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances.

2018 Proxy Statement 83

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

Paul and Lisa Sala, PO Box 72, Cataldo, Idaho 83810, owners of 1,000 shares of Hecla Mining Company common stock, advised the Company that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

RESOLVED, that the shareholders of Hecla Mining Company (the “Company”) urge the Board of Directors (the “Board”) to take the necessary steps to eliminate the classification of the Board of the Company to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement of Shareholder

We believe the election of directors is the most powerful way that our Company’s shareholders can influence the corporate governance and strategic direction of our Company. Currently, the Board is divided into three classes of directors. Each class of directors serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the Company’s directors each year.

In our view, the staggered term structure of the Company’s Board is not in the best interest of shareholders because it reduces management accountability to shareholders. We believe that shareholders should have the opportunity to vote on the performance of the entire Board each year. We feel that such annual accountability helps focus directors on the performance of top executives and on increasing shareholder value. Annual elections of all directors give shareholders the power to either completely replace the Board or replace any individual director on the Board, if a situation arises that warrants such drastic action.

We do not believe that annual director elections will be destabilizing to our Company’s Board or negatively impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected by a wide margin of shareholder votes. In our opinion, annual director elections will increase the responsiveness of directors to shareholder concerns without limiting the Company’s ability to attract highly qualified directors who are willing to oversee the Company continuously for several years.

There are indications from academic studies that classified boards have an adverse impact on shareholder value. For instance, a study by Harvard Law School professors Lucian Bebchuk and Alma Cohen concludes that “staggered boards are associated with a reduced firm value” (The Costs of Entrenched Boards, Journal of Financial Economics, Vol. 78, pp. 409-433, 2005). Moreover, this study finds that the reduction in firm value is most significant at companies, such as ours, where classified boards have been established through their corporate charters.

We urge shareholders to vote FOR this proposal.

Statement of Board of Directors

Our Company’s Board has considered the shareholder proposal relating to declassification of the Board, and has decided not to oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that board classification is a controversial topic and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal to provide an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the Board might take.

Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership and enhance a board’s ability to

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PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

respond to takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. There is also research concluding differently than that which is cited in the proponent’s supporting statement, i.e. that classified boards are associated with an increase in firm value, see e.g. Staggered Boards and Long-Term Value Revisited, Journal of Financial Economics, Vol. 126. Issue 2. pp. 288-306, 2017). Opponents of classified boards often make arguments such as those set forth in the proponent’s supporting statement.

Vote Needed for Passage of Proposal

This proposal will be approved if it receives the affirmative vote of the majority of the votes cast at the Annual Meeting, whether present in person or by proxy. If shareholders return a validly executed proxy solicited by the Board, the shares presented by the proxy will be voted on this proposal in the manner specified by the shareholder. Abstentions and broker non-votes are not counted as votes cast, and this will have no effect on the outcome of the vote. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will not be voted, will not be included in the vote totals and accordingly will not have any effect on the outcome of the vote.

Shareholder approval of this proposal would not, by itself, eliminate the classified board. In order to eliminate the classified board, Hecla’s Certificate of Incorporation requires a supermajority vote of 80% of the issued and outstanding capital stock.

Board Recommendation

The Board of Directors makes no recommendation on this proposal.

2018 Proxy Statement 85

STOCK OWNERSHIP INFORMATION

STOCK OWNERSHIP INFORMATION

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the Compensation Committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value of any award is determined by the closing stock price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the Compensation Committee typically makes equity grants to NEOs in the first half of the year.

Stock Ownership Guidelines

To more closely align the Company’s non-management directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer within five years of their appointment to the Board. Any directors appointed or elected after June 2012 are expected to achieve their expected value requirement within five years of their appointment or election to the Board.

In the event a non-management director’s cash retainer increases, he or she will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the Compensation Committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines shall be achieved by the later of (i) June 2017 or (ii) five years after the executive officer is hired to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, he or she must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the Compensation Committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive or Board member to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s or Board member’s holdings to fall below the applicable threshold, the executives or Board members will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

The following tables summarize the non-management director and NEO stock ownership guidelines and their status as of December 31, 2017, based on the average closing price of our common stock on the NYSE for calendar year 2017 ($5.197). As of December 31, 2017, all NEOs met the guidelines. In the calculations for our NEOs, we include shares directly held and unvested RSUs. We do not include unexercised stock options or unvested performance-based shares.

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STOCK OWNERSHIP INFORMATION

Non-Management Director Stock Ownership as of December 31, 2017

Director	Annual Retainer ($)	X Annual Retainer	Total Value of Shares to be Held ($)	Shares Held Directly (#)	Shares Held in Directors Trust[1] (#)	Total Shares (#)	Total Value of Shares Held by Director ($5.197)[2] ($)	Meets Guidelines
Boggs[3]	66,000	3x	198,000	0	25,460	25,460	132,316	No
Crumley	156,000	3x	468,000	126,536	105,332	231,868	1,205,018	Yes
Johnson	66,000	3x	198,000	17,273	32,993	50,266	261,232	Yes
Nethercutt	66,000	3x	198,000	14,369	64,298	78,667	408,832	Yes
Ralbovsky	66,000	3x	198,000	17,273	32,993	50,266	261,232	Yes
Rogers	66,000	3x	198,000	100,536	74,379	174,915	909,033	Yes
Stanley	66,000	3x	198,000	100,536	74,379	174,915	909,033	Yes

[1]	As of December 31, 2017, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above-named directors.
[2]	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2017 was $5.197.
[3]	Ms. Boggs joined the Board in January 2017 and has until January 2022 to comply with the guidelines.

NEO Stock Ownership as of December 31, 2017

NEO	Annual Base Salary ($)	X Annual Base Salary	Total Value of Shares to be Held ($)	Shares Held Directly (#)		Unvested RSUs (#)	Total Shares (#)	Total Value of Shares Held by NEO at 12/31/17 ($5.197)[1] ($)	Meets Guidelines
Baker	635,000	6x	3,810,000	2,942,020	[2,3]	229,243	3,171,263	16,481,054	Yes
Hall	380,000	2x	760,000	43,790		95,691	139,481	724,883	No4
Radford	380,000	2x	760,000	457,900	[3]	156,810	614,710	3,194,648	Yes
McDonald	275,000	2x	550,000	362,124		137,544	499,668	2,596,775	Yes
Sienko	250,000	2x	500,000	298,977	[3]	70,607	369,584	1,920,728	Yes

[1]	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2017 was $5.197.
[2]	Includes 1,439,298 shares deferred under the KEDCP.
[3]	Includes Hecla Mining Company common shares held in their 401(k) account.
[4]	Mr. Hall joined the Company in July 2016 and has until July 2021 to comply with the guidelines.

Additional information regarding shares held by the non-management directors and our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table that follows.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each executive officer of Hecla, and by all current directors and executive officers as a group, as of March 28, 2018. On that date, all such persons together beneficially owned an aggregate of ___% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

2018 Proxy Statement 87

STOCK OWNERSHIP INFORMATION

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number		Nature	Percent of Class
Phillips S. Baker, Jr.		1,736,715	[1]	Direct[2]
President and CEO		20,115		401(k) Plan
		229,243		RSU[3]
		1,651,900		Deferred[4]
		215,851		Performance-based[5]
	Common	3,853,824			*
Robert D. Brown		105,006		Direct[2]
Vice President – Corporate Development		64,376		RSU[3]
		8,518		Performance-based[5]
	Common	177,900			*
Lindsay A. Hall		96,834		Direct[2]
Senior Vice President and Chief Financial Officer		95,692		RSU[3]
		20,443		Performance-based[5]
	Common	212,969			*
Dr. Dean W.A. McDonald		397,037		Direct[2]
Senior Vice President – Exploration		137,544		RSU[3]
		13,629		Performance-based[5]
	Common	548,210			*
Lawrence P. Radford		501,327	[6]	Direct[2]
Senior Vice President – Operations		18,349		401(k) Plan
		156,810		RSU[3]
		20,443		Performance-based[5]
	Common	696,929			*
David C. Sienko		329,128		Direct[2]
Vice President and General Counsel		4,845		401(k) Plan
		70,607		RSU[3]
		8,518		Performance-based[5]
	Common	413,098			*
Catherine J. Boggs
Director		25,460		Indirect[7]
	Common	25,460			*
Ted Crumley		126,536		Direct[2]
Director		105,332		Indirect[7]
	Common	231,868			*
George R. Johnson		17,273		Direct[2]
Director		32,993		Indirect[7]
	Common	50,266			*
George R. Nethercutt, Jr.		14,369		Direct[2]
Director		64,298		Indirect[7]
	Common	78,667			*
Stephen F. Ralbovsky		17,273		Direct[2]
Director		32,993		Indirect[7]
	Common	50,266			*
Terry V. Rogers		100,536		Direct[2]
Director		74,379		Indirect[7]
	Common	174,915			*
Charles B. Stanley		100,536		Direct[2]
Director		74,379		Indirect[7]
	Common	174,915			*
All current directors, director nominees and executive officers as a group (13 individuals)	Common	6,689,287			____	%

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STOCK OWNERSHIP INFORMATION

*	Represents beneficial ownership of less than one percent, based upon _________ shares of our common stock issued and outstanding as of March 28, 2018.
[1]	Includes 223,642 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.
[2]

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

[3]

“RSU” means restricted stock units awarded under the KEDCP or 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Calendar Year-End for 2017 on page _____.

[4]	“Deferred Shares” means stock that has vested or been awarded, but is deferred until a distributable event under the terms of the KEDCP.
[5]

“Performance-based Shares” means performance-based equity, based on a three-year TSR. See Performance-based Shares on page ______ and Outstanding Equity Awards at Calendar Year-End for 2017 table on page _____.

[6]	All shares are jointly held with Mr. Radford’s spouse, as to which Mr. Radford shares voting and investment power.
[7]

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page _______.

To our knowledge, as of March 28, 2018, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Van Eck Associates Corporation[1] 666 Third Ave. – 9th Floor New York, NY 10017	41,784,297	____	%
Common	The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	33,620,718	____	%
Common	Dimensional Fund Advisors L3 Building One 6300 Bee Cave Rd. Austin, TX 78746	33,563,141	____	%
Common	BlackRock, Inc.[4] 55 East 52nd Street New York, NY 10055	25,922,232	____	%

[1]

Based solely on a Schedule 13G/A filed on January 8, 2018, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

[2]

Based solely on a Schedule 13G/A filed on February 9, 2018, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 433,906 shares, shared voting power with respect to 75,571 shares, sole dispositive power with respect to 33,140,584 shares, and shared dispositive power with respect to 480,134 shares.

[3]

Based solely on a Schedule 13G/A filed on February 9, 2018, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 32,989,596 shares and sole dispositive power with regard to 33,563,141 shares.

[4]

Based solely on a Schedule 13G/A filed on January 25, 2018, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 25,044,699 shares and sole dispositive power with regard to 25,922,232 shares.

2018 Proxy Statement 89

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2017, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely satisfied.

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GENERAL INFORMATION ABOUT THE MEETING

GENERAL INFORMATION ABOUT THE MEETING

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, _____________ shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee who holds shares in street name for a client returns a proxy but provides no instruction as to how shares should be voted on a particular “non-routine” matter. The Dodd-Frank Act and stock exchange rules prevent brokers from casting votes on “non-routine” matters.

Votes Required for the Proposals

Under NYSE rules, if our shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Proposal 1 (Election of Directors), Proposal 3 (Approval of Named Executive Officer Compensation), Proposal 4 (Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions), Proposal 5 (Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings Under Certain Circumstances), and Proposal 6 (Shareholder Proposal to Declassify the Board of Directors) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for directors in Proposal 1 or how to vote for Proposals 3, 4, 5, and 6, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “against” an incumbent director exceeds the number of votes cast “for” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See “Corporate Governance and Related Matters” and “Corporate Governance Guidelines” on page ____ for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the nominees for election as directors.

Proposal 2 – Ratification of the Appointment of BDO USA, LLP as Independent Auditors. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative

2018 Proxy Statement 91

GENERAL INFORMATION ABOUT THE MEETING

vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2018 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.

Proposal 3 – Advisory Vote to Approve Executive Compensation. For more information on approval of our executive compensation see “Proposal 3 – Advisory Vote to Approve Executive Officer Compensation” beginning on page ____. The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the compensation of our named executive officers.

Proposal 4 – Approval of Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions. Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions.

Proposal 5 – Approval of Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances. Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances.

Proposal 6 – Shareholder Proposal. Approval of the advisory shareholder proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals, and therefore, will have no effect on the vote.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the shareholder proposal to declassify the Board.

Discretionary voting by proxies on other matters. Aside from the: (i) election of three directors; (ii) ratification of the appointment of BDO USA, LLP; (iii) approval of executive compensation; (iv) approval of amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; (v) approval of amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances; and (vi) shareholder proposal to declassify the Board, we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

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GENERAL INFORMATION ABOUT THE MEETING

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

Proxies Submitted but not Voted

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted they will be voted FOR (i) the election of all nominees for Director as set forth under “Election of Directors;” (ii) ratification of the appointment of the independent registered public accountants; (iii) the advisory vote on executive compensation; (iv) the amendments to the Company’s Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; (v) the amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances. With regard to Proposal 6, if shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will not: (i) be voted, (ii) be included in the vote totals, and (iii) have any effect on whether or not the proposal is approved.

Methods of Voting

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

●	Mark, sign and date your proxy card; and
●	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

●	Have your proxy card or Notice available;
●	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
●	Follow the instructions provided; and
●	Do not mail your proxy card.

To vote by proxy by telephone:

●	Have your proxy card available;
●	Call the toll-free number listed on your proxy card (1-800-690-6903);
●	Follow the recorded instructions; and
●	Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

●	Attend our Annual Meeting;
●	Bring a valid photo identification; and
●	Deliver your completed proxy card or ballot in person.

2018 Proxy Statement 93

GENERAL INFORMATION ABOUT THE MEETING

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

●	Attend our Annual Meeting;

●	Bring a valid photo identification; and

●	Obtain from your broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 21, 2018, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

Deadline for Voting

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on May 23, 2018. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company
Attn: Corporate Secretary
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408

●	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or

●	By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

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GENERAL INFORMATION ABOUT THE MEETING

Rules for Attending the Annual Meeting

Only a record or beneficial owner of Hecla’s common stock as of the Record Date, the close of business on March 28, 2018, or a valid proxy or representative of such shareholder, may attend the Annual Meeting in person, and they must comply with the admission requirements below. Guests of shareholders will not be admitted to the Annual Meeting. If you do not comply with the requirements set forth below you will not be admitted to the Annual Meeting.

All attendees must register at the registration desk and present appropriate documentation at the registration desk prior to being admitted to the meeting, which includes:

●

Valid Photo Identification. Any registered shareholder, beneficial (“street name”) shareholder, or valid proxy or representative of such shareholder, must present a valid, current form of government-issued photo identification, such as a driver’s license or passport, that matches the name on the documentation described below.

●	Proof of Ownership.

°

If you hold shares in street name (such as through a broker or bank), then you must present proof of ownership, such as a brokerage statement or letter from your bank or broker, demonstrating that you held our common stock as of the Record Date.

	°	If you hold shares in registered form, your record holder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

●

Proof of Representation. If you are a representative of a shareholder, then you must present valid legal documentation that demonstrates your authority to represent that shareholder. We reserve the right to limit the number of representatives who may represent a shareholder at the meeting.

●	Proof of Valid Proxy.

	°	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who holds shares in street name (such as through a broker or a bank), then you must present:

		■	Valid photo identification as described above;

		■	A written legal proxy from the broker or bank holding shares to the street name holder that is assignable and signed by the street name holder; and

■

Proof of ownership, such as a brokerage statement or letter from the bank or broker, demonstrating that the street name holder who appointed you legal proxy held Hecla common stock as of the Record Date.

	°	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who is a registered shareholder holder, then

		■	You must present valid photo identification as described above;

		■	You must provide a written legal proxy to you signed by the registered shareholder; and

		■	The registered shareholder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection upon registration. Cameras (including cell phones with photographic capabilities), audio/video recording devices and other electronic devices are not permitted at the meeting.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 470 West Ave., Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $9,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

2018 Proxy Statement 95

GENERAL INFORMATION ABOUT THE MEETING

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2017, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2017, without cost, by written or oral request to:

Hecla Mining Company
Attention: Jeanne DuPont
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at https://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed on page _______. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

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GENERAL INFORMATION ABOUT THE MEETING

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

We want to communicate with you in the way that is most convenient for you. You may choose to receive either a full set of printed materials – which will include an Annual Report, Proxy Statement, and proxy card (“Proxy Materials”) – or an email with instructions for how to view the materials and vote online. If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors,” selecting “Annual Reports,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com under “Investors” and selecting “Subscribe for Updates”.

Shareholder List

A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 24, 2018, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada.

2018 Proxy Statement 97

PROVISIONS OF OUR BYLAWS WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS FOR ELECTION AS DIRECTORS

PROVISIONS OF OUR BYLAWS WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS FOR ELECTION AS DIRECTORS

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder proposals at the 2019 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)

As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;

(b)

As to any other business that the shareholder proposes to bring before the meeting, if the shareholder has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

	(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

	(ii)	the class and number of Company shares which are owned beneficially and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2019 Annual Meeting of Shareholders is January 25, 2019 (the 120th day preceding the anniversary of the 2018 Annual Meeting) to February 24, 2019 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

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PROVISIONS OF OUR BYLAWS WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS FOR ELECTION AS DIRECTORS

Shareholder proposals to be included in next year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2019 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 10, 2018. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 9, 2018

2018 Proxy Statement 99

APPENDIX A

APPENDIX A

CERTIFICATE OF INCORPORATION

ARTICLE V

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence in Section 4 of Article IV, or Articles VI, VII (subject to the proviso at the end of this sentence) or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V; further provided that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence of Article VII of this Certificate of Incorporation, or (ii) alter, amend or repeal this further proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Except as set forth in the final sentence of this Article VII, and ~~N~~ notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal the second and final sentences of this Article VII.

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APPENDIX B

APPENDIX B

BYLAWS

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaw or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, (i) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4, (subject to clause (ii) below) or 6 of Article II, Section 1, 2 or 3 of Article III, of these Bylaws, and (ii) notwithstanding the foregoing, the affirmative vote of the holders of at least 66.67% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the first sentence of Section 4 of Article II of these Bylaws.

2018 Proxy Statement B-1

APPENDIX C

APPENDIX C

CERTIFICATE OF INCORPORATION

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board, except as otherwise permitted by the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

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APPENDIX D

APPENDIX D

BYLAWS

ARTICLE II.

Meetings of Shareholders

Section 1. Annual Meetings. Annual meetings of shareholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of shareholders shall be held at the principal executive office of the Corporation at 10:00 a.m. on the first Wednesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. The annual meeting may be adjourned by the chairman of the meeting from time to time and place to place. At any adjourned annual meeting the Corporation may transact any business which might have been transacted at the original annual meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

Section 2. Voting. Each shareholder who is entitled to vote pursuant to the terms of the Certificate of Incorporation and these Bylaws, or who is entitled to vote pursuant to the laws of the State of Delaware, shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors and all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of Delaware.

A complete list of the shareholders entitled to vote at any meeting of shareholders at which directors are to be elected, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

The CEO shall appoint three Inspectors of Election prior to each meeting of shareholders. Upon his or her appointment, each such Inspector shall take and sign an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and to the best of his or her ability. Such Inspectors shall determine the number of shares outstanding, the voting power of each such share, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspectors shall receive votes and ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspectors shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspectors shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector shall be a candidate for election as a director of the Corporation nor shall any such candidate be appointed an Inspector.

Section 3. Quorum. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding a majority of the voting power of the outstanding stock of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy or the chairman of the meeting, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present; provided, however, that if such adjournment is for more than thirty days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at

2018 Proxy Statement D-1

APPENDIX D

such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless the Board of Directors shall have fixed a new record date for such adjournment or adjournments pursuant to Section 4 of Article V of these Bylaws.

Section 4. Special Meetings.

(A)  General.

Special meetings of shareholders may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) solely to the extent required by Section 4(B), the Secretary of the Corporation. Special meetings of shareholders may be held at such place, either within or without the State of Delaware, and at such time and date as shall be stated in the notice of the meeting. The special meeting may be adjourned by the chairman of the special meeting from time to tie and place to place. At any adjourned special meeting the Corporation may transact any business which might have been transacted at the original special meeting. The Board of Directors acting by resolution approved by a majority of the entire Board of Directors may postpone and reschedule any previously scheduled special meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

(B) Shareholder Requested Special Meetings.

(1)

Special meetings of the shareholders (each a “Shareholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a shareholder (or a group of shareholders formed for the purpose of making such request) who or which has held at least 25% Net Long Beneficial Ownership (as defined below) of the outstanding common stock of the Corporation continuously for at least 120 days as of the date of submission of the request (the “Requisite Percent”). Compliance by the requesting shareholder or group of shareholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a shareholder’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the shareholder in question possesses (x) the sole power to vote or direct the voting, (y) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (z) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (x), (y) and (z) shall not include any shares (1) sold by such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder for any purposes or purchased by such shareholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such shareholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such shareholder.

(2)

A request for a Shareholder Requested Special Meeting must be signed by the Requisite Percent of the record holders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested.

Such request shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (B) bear the date of signature of each shareholder (or duly authorized agent) signing the request, (C) include (w) the name and address, as they appear in the Corporation’s stock ledger, of each shareholder signing such request (or on whose behalf the Shareholder Special Meeting Request is signed), (x) the class, if applicable, and the number of shares of common stock

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APPENDIX D

of the Corporation that are owned of record and beneficially by each such shareholders, (y) documentary evidence of such shareholder’s record and beneficial ownership of such stock and (z) a certification from each such shareholder that the shareholders signing the request in the aggregate satisfy the Net Long Beneficial Ownership requirement of these Bylaws, (D) set forth all information relating to each such shareholder (and if the matter proposed to be acted on at such special meeting involves the election of directors, each person whom the shareholder proposes to nominate for election) that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) describe any material interest of each such shareholder in the specific purpose or purposes of the meeting, and (F) include an acknowledgement by each shareholder and any duly authorized agent that any disposition of shares of common stock of the Corporation as to which such shareholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such shareholder shall constitute a revocation of such request with respect to such shares. In addition, the shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

Any requesting shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following such revocation at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting.

(3)

Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if (A) the request for such special meeting does not comply with this Section 4(B), (B) the Board of Directors has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”), (C) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (D) the request contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of shareholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (D) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (E) the request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, or (F) the request was made in a manner that involved or would involve a violation of Regulation 14A under the Exchange Act or other applicable law.

(4)

Any Shareholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any Shareholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Article V, Section 4 of these Bylaws, provided that, in no event shall the Meeting Record Date be more than twenty (20) days after the date on which a valid request for a Shareholder Requested Special Meeting, which complies with the requirements of this section and related provisions of these Bylaws, is delivered to the Secretary of the Corporation. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(5)

Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the Corporation from submitting additional matters to a vote of the shareholders at any Shareholder Requested Special Meeting.

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APPENDIX D

Section 5. Notice of Meetings. Written notice, stating the place, date and time of any annual or special meeting of shareholders, and the general nature of the business to be considered thereat, shall be given to each shareholder entitled to vote at such meeting at his address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting.

Section 6. Shareholder Action. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

Section 7. Chairman of a Meeting. At each meeting of the shareholders the Chairman of the Board, or if he shall be absent therefrom, the President, or if he shall be absent therefrom, another officer of the Corporation chosen by the Board of Directors, shall act as chairman of the meeting or preside thereat.

Section 8.

(A) Annual Meetings of Shareholders.

(1)

Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

(2)

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act’)~~ and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf of the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3)

Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be

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APPENDIX D

delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)  Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) ~~provided that the Board of Directors has determined that directors shall be elected at such special meeting,~~ by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who (y) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, complies with the notice procedures set forth in this By-Law, or (z) in the case of a Shareholder Requested Special Meeting, complies with the requirements set forth in section 4(B) of Article II of these Bylaws. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if (i) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, or (ii) in the case of a Shareholder Requested Special Meeting, the shareholder complies with the requirements set forth in Section 4(b) of Article II of these Bylaws. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C)  General.

(1)

Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

(2)

For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3)

Notwithstanding the foregoing provision of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (i) shareholders to request inclusion of the proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

2018 Proxy Statement D-5

APPENDIX E

APPENDIX E

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Net Income (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net income (loss) before the following items: interest expense, income tax provision (benefit), and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net income (loss) to the non-GAAP measure EBITDA for the years ended December 31, 2017, 2016 and 2015 (in thousands).

	Year ended December 31,
	2017	2016	2015
Net income (loss) (GAAP)	$(23,519)	$69,547	$(86,968)
Interest expense, net of amount capitalized[1]	38,012	21,796	25,389
Income tax provision	19,879	27,428	56,310
Depreciation, depletion, and amortization	121,930	117,413	112,585
EBITDA	$156,302	$236,184	$107,316

[1]

On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our Senior Notes due May 1, 2021 (the “Notes”), and issued additional Notes in 2014 to fund one of our defined benefit pension plans. See Note 6 of Notes to Consolidated Financial Statements in our Form 10-K for the calendar year ended December 31, 2017, for more information. The Notes bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013.

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APPENDIX E

Reconciliation of Net Loss (GAAP) to EBTIDA Less Capital (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) less capital for use in AIP performance measurement is calculated as net loss before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, Lucky Friday suspension costs, foreign exchange losses, losses on derivative contracts, provisional price gains, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income, loss on sale of investments, and capital expenditures at our operations. The following table reconciles net (loss) to EBITDA less capital (in thousands):

Year Ended December 31, 2017
Net loss	$(23,519)
Plus: Interest expense, net of amount capitalized	38,012
Plus: Income taxes	19,879
Plus: Depreciation, depletion and amortization	121,930
EBITDA	156,302
Less: Depreciation, depletion and amortization not at operating mines	(5,868)
Plus: Acquisition costs	25
Plus: Lucky Friday suspension costs	21,301
Plus: Foreign exchange loss	10,300
Plus: Losses on derivative contracts	21,250
Less: Provisional price gains	(742)
Plus: Provision for closed operations and environmental matters	4,508
Plus: Stock-based compensation	6,331
Plus: Unrealized losses on investments	247
Less: Other	(1,526)
Less: capital expenditures at operating mines	(103,431)
EBITDA less capital	$108,697

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits Per Silver/Gold Ounce and Cash Cost Per Silver/Gold Ounce, After By-product Credits (non-GAAP)

The tables below present reconciliations between the GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost per Silver/Gold Ounce, Before By-product Credits and Cash Cost, After By-product Credits per Silver/Gold Ounce for our operations for the year ended December 31, 2017 (in thousands, except costs per ounce and gold ounces produced).

Cash Cost, After By-product Credits per Silver/Gold Ounce is an important operating statistic that we utilize to measure each mine’s operating performance. It also allows us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, but not Casa Berardi, which is a primary gold mine - to compare our performance with that

2018 Proxy Statement E-2

APPENDIX E

of other primary silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits per Silver/Gold Ounce include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. Cash Cost, After By-product Credits, per Silver/Gold Ounce, provides management and investors an indication of operating cash flow, after consideration of the average price, received from production. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Silver/Gold Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of this non-GAAP measure is the same as that reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

As depicted in the Total, Greens Creek, Lucky Friday and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure distinguishing our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of Cash Cost, After By-product Credits, per Silver Ounce include:

	Total, Greens Creek. Lucky Friday and San Sebastian Units
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
By-product value, all silver properties:
Zinc	$101,864	$92,277	$87,383
Gold	87,319	99,905	59,019
Lead	39,084	62,989	55,955
Total by-product credits	$228,267	$255,171	$202,357

By-product credits per silver ounce, all silver properties
Zinc	$8.18	$5.38	$7.56
Gold	7.01	5.83	5.10
Lead	3.14	3.67	4.84
Total by-product credits	$18.33	$14.88	$17.50

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
Silver by-product value	$614	$572	$457
Silver by-product credits per gold ounce	$3.92	$3.92	$3.57

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APPENDIX E

Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to Cash Cost, After By-product Credits. The sum of the cost of sales and other direct production costs and depreciation, depletion and amortization for our operating units in the tables below is presented in our Consolidated Statement of Operations and Comprehensive (Loss) (in thousands) included in our audited financial statements which are included in our Annual Report on Form 10-K for the calendar year ended December 31, 2017.

	Total, Greens Creek, Lucky Friday and San Sebastian Units
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
Cost of sales and other direct production costs and depreciation,	$240,610	$298,740	$260,498
depletion and amortization (GAAP)
Depreciation, depletion and amortization	(61,468)	(68,814)	(69,004)
Treatment costs	53,718	84,535	80,239
Change in product inventory	(449)	(771)	(443)
Reclamation and other costs	(4,298)	(5,406)	(1,319)
Cash Cost, Before By-product Credits[2]	228,113	308,284	269,971
By-product credits	(228,267)	(255,171)	(202,357)
Cash Cost, After By-product Credits	(154)	53,113	67,614
Divided by silver ounces produced	12,449	17,144	11,562
Cash Cost, Before By-product Credits, per Silver Ounce	18.33	17.98	23.35
By-product credits per silver ounce	(18.34)	(14.88)	(17.50)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.01)	$3.10	$5.85

	Greens Creek Unit
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
Cost of sales and other direct production costs and depreciation, depletion	$201,803	$191,297	$195,276
and amortization (GAAP)
Depreciation, depletion and amortization	(56,328)	(53,222)	(57,742)
Treatment costs	47,774	62,754	63,284
Change in product inventory	(2,247)	(1,208)	(3,033)
Reclamation and other costs	(2,716)	(2,327)	(1,342)
Cash Cost, Before By-product Credits[2]	188,286	197,294	196,443
By-product credits	(182,361)	(161,782)	(163,394)
Cash Cost, After By-product Credits	5,925	35,512	33,049
Divided by silver ounces produced	8,352	9,254	8,452
Cash Cost, Before By-product Credits, per Silver Ounce	22.54	21.32	23.24
By-product credits per silver ounce	(21.83)	(17.48)	(19.33)
Cash Cost, After By-product Credits, per Silver Ounce	$0.71	$3.84	$3.91

[2]

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plan costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.

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APPENDIX E

	Lucky Friday Unit[3]
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
Cost of sales and other direct production costs and depreciation,	$15,107	$76,210	$65,222
depletion and amortization (GAAP)
Depreciation, depletion and amortization	(2,447)	(11,810)	(11,262)
Treatment costs	4,759	20,277	16,915
Change in product inventory	1,853	(1,161)	1,154
Reclamation and other costs	(115)	(822)	23
Cash Cost, Before By-product Credits[2]	19,157	82,693	72,052
By-product credits	(14,281)	(50,722)	(38,035)
Cash Cost, After By-product Credits	4,876	31,971	34,017
Divided by silver ounces produced	839	3,596	3,028
Cash Cost, Before By-product Credits, per Silver Ounce	22.83	23.00	23.79
By-product credits per silver ounce	(17.02)	(14.11)	(12.56)
Cash Cost, After By-product Credits, per Silver Ounce	$5.81	$8.89	$11.23

	San Sebastian Unit[4]
In thousands (except per ounce amounts)	Year ended December 31,
	2017	2016	2015
Cost of sales and other direct production costs and depreciation,	$23,700	$31,233	$—
depletion and amortization (GAAP)
Depreciation, depletion and amortization	(2,693)	(3,782)	—
Treatment costs	1,185	1,504	40
Change in product inventory	(55)	1,599	1,436
Reclamation and other costs	(1,467)	(2,257)	—
Cash Cost, Before By-product Credits[2]	20,670	28,297	1,476
By-product credits	(31,625)	(42,667)	(928)
Cash Cost, After By-product credits	(10,955)	(14,370)	548
Divided by silver ounces produced	3,258	4,294	82
Cash Cost, Before By-product Credits, per Silver Ounce	6.35	6.59	18.07
By-product credits per silver ounce	(9.71)	(9.94)	(11.36)
Cash Cost, After By-product Credits, per Silver Ounce	$(3.36)	$(3.35)	$6.71

[2]

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plan costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.

[3]

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. For 2017, costs related to suspension of full production totaling approximately $17.1 million, along with $4.2 million in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, and Cash Cost, After by-product Credits.

[4]

Commercial production began at the San Sebastian unit in the fourth quarter of 2015. See the San Sebastian Segment section of our Form 10-K for the calendar year ended December 31, 2017 for future discussion.

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APPENDIX E

	Casa Berardi Unit
In thousands (except ounce and per ounce amounts)	Year ended December 31,
	2017	2016	2015
Cost of sales and other direct production costs and depreciation,	$180,179	$155,711	$144,558
depletion and amortization (GAAP)
Depreciation, depletion and amortization	(54,594)	(47,312)	(43,674)
Treatment costs	2,432	1,264	670
Change in product inventory	1,466	2,890	(1,970)
Reclamation and other costs	(476)	(459)	(455)
Cash Cost, Before By-product Credits[2]	129,007	112,084	99,129
By-product credits	(614)	(572)	(457)
Cash Cost, After by-product credits	128,393	111,522	98,672
Divided by gold ounces produced	156,653	145,975	127,891
Cash Cost, Before By-product Credits, per Gold Ounce	823.52	767.90	775.11
By-product credits per gold ounce	(3.92)	(3.92)	(3.57)
Cash Cost, After By-product Credits, per Gold Ounce	$819.60	$763.98	$771.54

	Total, All Locations
In thousands	Year ended December 31,
	2017	2016	2015
Reconciliation to GAAP:
Cost of sales and other direct production costs and depreciation,	$420,789	$454,451	$405,056
depletion and amortization (GAAP)
Depreciation, depletion and amortization	(116,062)	(115,468)	(111,489)
Treatment costs	56,150	85,799	80,909
Change in product inventory	1,017	1,461	(3,602)
Reclamation and other costs	(4,774)	(5,865)	(1,774)
Cash Cost, Before By-product Credits	$357,120	$420,378	$369,100
By-product credits	(228,881)	(255,743)	(202,814)
Cash Cost, After By-product Credits	$128,239	$164,635	$166,286

[2]

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.

2018 Proxy Statement E-6

MEETING TO BE HELD AT:

Lavery, de Billy, L.LP.
1 Place Ville Marie
Suite 4000
Montreal, Quebec, Canada

For directions contact (514) 871-1522

HECLA MINING COMPANY
6500 N. MINERAL DRIVE
SUITE 200
COEUR D'ALENE, ID 83815

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42204-P06047	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HECLA MINING COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. George R. Nethercutt, Jr.	☐	☐	☐

	1b. Stephen F. Ralbovsky	☐	☐	☐

	1c. Catherine J. Boggs	☐	☐	☐

2.	PROPOSAL to ratify and approve the selection of BDO USA, LLP, as independent auditors of the Company for the calendar year ending December 31, 2018.	☐	☐	☐

3.	Advisory resolution to approve executive compensation.	☐	☐	☐

4.	PROPOSAL to approve amendments to the Company's Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions.	☐	☐	☐

5.	PROPOSAL to approve amendments to the Company's Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders in certain circumstances.	☐	☐	☐

THE BOARD OF DIRECTORS DOES NOT HAVE A RECOMMENDATION ON THE FOLLOWING PROPOSAL		For	Against	Abstain

6.	Shareholder proposal regarding declassification of our Board of Directors.	☐	☐	☐

7.	In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the three nominees for Director, FOR the approval of Proposals 2, 3, 4, and 5, and as an abstention on Proposal 6. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42205-P06047

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d'Alene, Idaho 83815-9408

ANNUAL MEETING OF SHAREHOLDERS
May 24, 2018

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 24, 2018, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the three nominees for Director, FOR the approval of Proposals 2, 3, 4, and 5, and as an abstention on Proposal 6. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side